UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

Pacific Biosciences of California, Inc.

(Name of Registrant as Specified In Its Charter)
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Fee paid previously with preliminary materials

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 13, 2023
Dear Pacific Biosciences of California, Inc. Stockholder:
You are cordially invited to attend our 2023 Annual Meeting of Stockholders including any adjournments and postponements thereof (the “Annual Meeting”), which will be held virtually on Wednesday, May 24, 2023 at 9:00 a.m. Pacific Time on the internet at www.virtualshareholdermeeting.com/PACB2023. To access the virtual meeting, please have your notice or proxy card in hand when you visit the website. If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting.
During the Annual Meeting, stockholders will be asked to vote on the proposals set forth in the Notice of Annual Meeting of Stockholders and as more fully described in the accompanying Proxy Statement.
It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend, please ensure your representation at the Annual Meeting by voting as soon as possible. We urge you to review carefully the proxy materials and to vote:
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“FOR” each of the three nominees for our Class I directors;

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“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

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“FOR” approval of the non-binding advisory vote to approve the compensation of our named executive officers for the year ended December 31, 2022;

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Every “THREE YEARS” for the frequency of future advisory votes on the compensation of our named executive officers; and

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As explained below, our Board of Directors makes no recommendation with respect to how to vote on the advisory vote regarding retention of the classified Board of Directors.

Thank you for your continued support of PacBio.
Sincerely,
Christian O. Henry
President and Chief Executive Officer

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 24, 2023
9:00 a.m. Pacific Time
Pacific Biosciences of California, Inc.’s 2023 Annual Meeting of Stockholders including any adjournments and postponements thereof (the “Annual Meeting”) will be held virtually on Wednesday, May 24, 2023 at 9:00 a.m. Pacific Time online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.virtualshareholdermeeting.com/PACB2023. To access the virtual meeting, please have your notice or proxy card in hand when you visit the website. If you have difficulty accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting.
During the Annual Meeting, our stockholders will be asked:
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To elect each of the three Class I directors nominated by our Board of Directors and named in this Proxy Statement to serve for a three-year term and until their successors are duly elected and qualified;

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To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

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To approve, on an advisory basis, the compensation of our named executive officers for the year ended December 31, 2022;

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To approve, on an advisory basis, the frequency of the advisory vote to approve our executive compensation;

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To consider, on an advisory basis, a proposal regarding the retention of the classified structure of our Board of Directors; and

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To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record who owned shares of our common stock at 5:00 p.m. Pacific Time on April 5, 2023 are entitled to receive notice of, attend, and vote at the Annual Meeting. A complete list of these stockholders will be available at our corporate offices at 1305 O’Brien Drive, Menlo Park, California 94025 during regular business hours for ten days prior to the Annual Meeting. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.
We are furnishing proxy materials to stockholders primarily over the internet. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of the Annual Meeting and conserves natural resources. On or about April 13, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and our 2022 annual report. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. We also include in the Notice instructions on how you can request a paper copy of the proxy materials. This proxy statement and our 2022 annual report can be accessed at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, please submit your vote via the internet, telephone or mail as soon as possible.
By Order of the Board of Directors,
Brett Atkins, J.D., Ph.D.
General Counsel and Corporate Secretary
Menlo Park, California
April 13, 2023

i

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.
1305 O’Brien Drive,
Menlo Park, California 94025

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 24, 2023

GENERAL INFORMATION
We are furnishing you with these proxy materials in connection with the solicitation by the Board of Directors of Pacific Biosciences of California, Inc. (the “Board of Directors”) of proxies to be used at our 2023 Annual Meeting of Stockholders including any adjournments and postponements thereof (the “Annual Meeting”). The Annual Meeting will be at held virtually on May 24, 2023 at 9:00 a.m. Pacific Time on the internet at www.virtualshareholdermeeting.com/PACB2023. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting. To access the virtual meeting, please have your notice or proxy card in hand when you visit the website.
This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Pacific Biosciences,” “PacBio” or the “Company” refer to Pacific Biosciences of California, Inc., a Delaware corporation.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
What matters will be voted on at the Annual Meeting?
The following matters will be voted on at the Annual Meeting:
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Proposal 1:   The election of each of the three Class I directors nominated by our Board of Directors and named in this Proxy Statement to serve for a three-year term and until their successors are duly elected and qualified;

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Proposal 2:   The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

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Proposal 3:   To approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) for the year ended December 31, 2022;

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Proposal 4:   To approve, on advisory basis, the frequency of the advisory vote to approve our executive compensation;

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Proposal 5:   To consider, on an advisory basis, a proposal regarding the retention of the classified structure of our Board of Directors; and

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To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

How does the Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote:
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“FOR” each of the three nominees for our Class I directors;

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“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

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“FOR” the advisory approval of our executive compensation;

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For every “THREE YEARS” for the advisory vote on the frequency of an advisory approval of our executive compensation; and

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As explained below, our Board of Directors makes no recommendation with respect to how to vote on the advisory vote regarding retention of the classified structure of our Board of Directors.

Will there be any other items of business on the agenda?
If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our Board of Directors does not intend to bring any other matters to be voted on at the Annual Meeting. We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at 5:00 p.m. Pacific Time on April 5, 2023, which we refer to as the record date, may vote at the Annual Meeting. As of the record date, we had 249,810,685 shares of common stock outstanding. Each stockholder is entitled to one vote for each share of our common stock held as of the record date.
A complete list of these stockholders will be available at our corporate offices at 1305 O’Brien Drive, Menlo Park, California 94025 during regular business hours for the ten days prior to the Annual Meeting. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.
Stockholders of Record.   If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials (the “Notice”) was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.
Street Name Stockholders.   If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares directly at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our 2022 annual report primarily via the internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 13, 2023 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the internet to help reduce the environmental impact of our annual meetings of stockholders.
What do I need to be able to attend the Annual Meeting virtually?
The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast at www.virtualshareholdermeeting.com/PACB2023 on May 24, 2023 at 9:00 a.m. Pacific Time.

In order to vote or submit a question during the Annual Meeting, you will need to follow the instructions posted at www.proxyvote.com and www.virtualshareholdermeeting.com/PACB2023 and will need the control number included on your Notice or proxy card. If you do not have a control number, you will be able to listen to the meeting only and you will not be able to vote or submit your questions during the meeting.
The online meeting will begin promptly at 9:00 a.m., Pacific Time on May 24, 2023. We encourage you to access the meeting prior to the start time to leave ample time for check-in.
Why would you hold a virtual Annual Meeting?
We are continuously exploring technologies and services that will best permit our stockholders to engage with us from any location around the world and exercise their vote, and we have decided to conduct the Annual Meeting on a virtual basis because we believe it will be more beneficial than holding a live meeting. We are excited to embrace the latest technology to provide ease of access and real-time communication, while reducing the environmental impact and costs associated with an in-person meeting. We believe that by hosting our Annual Meeting virtually, our stockholders will be provided the same rights and opportunities to participate as they would at an in-person meeting, while offering a greater level of flexibility for many of our stockholders who may not be able to attend an annual meeting of stockholders in person.
Stockholders of record and street name stockholders with a legal proxy from their broker, bank, or other nominee will be able to attend the Annual Meeting by www.virtualshareholdermeeting.com/PACB2023, which will allow such stockholders to submit questions before and during the Annual Meeting and vote shares electronically prior to or during the meeting. We believe our stockholders’ increased opportunity to participate in the Annual Meeting virtually should alleviate any concerns about disenfranchisement of our stockholder base as a result of our decision not to hold the Annual Meeting in person.
How do I ask questions during the Annual Meeting?
If you want to submit a question during the Annual Meeting, log into www.virtualshareholdermeeting.com/PACB2023, type your question into the “Ask a Question” field, and click “Submit”. Stockholders are permitted to submit questions before and during the Annual Meeting via the virtual meeting website, with a limit of one question per stockholder. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to an agenda item to be voted on by stockholders will be answered. Our virtual meeting website will also contain instructions for accessing technical support to assist in the event a stockholder encounters any difficulties accessing the virtual meeting.
How do I vote and what are the voting deadlines?
Stockholders of Record.   If you are a stockholder of record, there are several ways for you to vote your shares:
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By mail.   If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than May 23, 2023 to be voted at the Annual Meeting.

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By telephone or via the internet.   You may vote your shares by telephone at 1-800-690-6903 or via http://www.proxyvote.com by following the instructions provided in the proxy card. If you vote by telephone or via the internet, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted by telephone or via the internet must be received by 11:59 p.m. Eastern Time on May 23, 2023.

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Electronically at the Annual Meeting.   You may vote your shares electronically at the Annual Meeting. If you desire to vote during the meeting, please follow the instructions for attending and voting during the Annual Meeting posted at www.virtualshareholdermeeting.com/PACB2023. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions or vote by telephone or via the internet by the applicable deadline so that your vote will be counted if you later decide not to attend the Annual Meeting.

Street Name Stockholders.   If you are a beneficial owner of your shares, you should have received the proxy materials and voting instructions from the broker, bank or other nominee holding your shares. You should follow the voting instructions provided by your broker, bank or nominee in order to instruct your broker, bank or other nominee on how to vote your shares. The availability of telephone and internet voting will depend on the voting process of the broker, bank or nominee. Shares held beneficially may be voted electronically at the Annual Meeting only if you obtain a legal proxy from the broker, bank or nominee giving you the right to vote the shares. All votes must be received by the independent inspector before the polls close during the meeting.
Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.
Can I revoke or change my vote after I submit my proxy?
Stockholders of Record.   If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:
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Signing and returning a new proxy card with a later date;

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Entering a new vote by telephone or via the internet by 11:59 p.m. Eastern Time on May 23, 2023;

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Delivering a written revocation to our Corporate Secretary at Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, California 94025, by 11:59 p.m. Eastern Time on May 23, 2023; or

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Attending the Annual Meeting and voting electronically.

Street Name Stockholders.   If you are a beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions for changing your vote.
A stockholder’s last vote is the vote that will be counted.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. Christian O. Henry, Susan G. Kim, Brett Atkins and Michele Farmer have been designated as proxies by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.
What constitutes a quorum, and why is a quorum required?
We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote as of 5:00 p.m. Pacific Time on the record date are represented at the Annual Meeting either remotely or by proxy. As of 5:00 p.m. Pacific Time on April 5, 2023, we had 249,810,685 shares of common stock outstanding and entitled to vote at the Annual Meeting.
Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual Meeting. Abstentions and broker non-votes will also count towards the quorum requirement. If there is not a quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What is the vote required for each proposal?
Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 — Election of Three Class I Directors	Majority of the votes cast	No
Proposal 2 — Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm	Majority of the voting power of the shares present virtually or represented by proxy and entitled to vote on the subject matter	Yes
Proposal 3 — Advisory Vote on Approval of Executive Compensation	Majority of the voting power of the shares present virtually or represented by proxy and entitled to vote on the subject matter	No
Proposal 4 — Advisory Vote on the Frequency of the Advisory Vote to Approve Executive Compensation	The alternative among “ONE YEAR,” “TWO YEARS” or “THREE YEARS” that receives the plurality of votes cast	No
Proposal 5 — Advisory Vote Regarding Retention of the Classified Board of Directors	Majority of the voting power of the shares present virtually or represented by proxy and entitled to vote on the subject matter	No
With respect to Proposal 1, you may vote FOR a nominee, AGAINST a nominee, or ABSTAIN from voting on a nominee. A nominee will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. You may not cumulate votes in the election of directors. If any incumbent nominee receives a greater number of votes AGAINST his or her election than votes FOR such election, our corporate governance guidelines require that such incumbent nominee promptly tender his or her resignation promptly following certification of the applicable stockholder vote. The Qualified Independent Directors (as defined in the corporate governance guidelines) will then decide whether to accept or reject the resignation or whether other action should be taken. Our Board of Directors, through the Qualified Independent Directors, will publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. Full details of this policy are set forth in our Corporate Governance Principles on our website. If you ABSTAIN from voting on a nominee, the abstention will not be counted as a vote “FOR” or “AGAINST” such nominee’s election and will not have an effect on the outcome of the vote.
With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on this proposal, the abstention will have the same effect as a vote AGAINST Proposal 2.
With respect to Proposal 3, you may vote FOR, AGAINST, or ABSTAIN. If you ABSTAIN from voting on this proposal, the abstention will have the same effect as a vote AGAINST Proposal 3.
With respect to Proposal 4, you may vote for 1 YEAR, 2 YEARS, 3 YEARS or ABSTAIN. If you ABSTAIN from voting on this proposal, the abstention will have no effect on the outcome of Proposal 4
With respect to Proposal 5, you may vote FOR, AGAINST, or ABSTAIN. If you ABSTAIN from voting on this proposal, the abstention will have the same effect as a vote AGAINST Proposal 5.
Who is paying for the costs of this proxy solicitation?
We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We may also reimburse brokerage firms, banks, trustees, and other nominees for the cost of forwarding proxy materials to beneficial owners. We have hired Alliance Advisors, LLC (“Alliance”) to help us solicit proxies. We expect to pay Alliance a base fee of $20,000 plus reimbursement of reasonable out-of-pocket expenses. Proxy solicitations will be made primarily through the mail, but may be supplemented by telephone, facsimile, Internet, or personal solicitation by Alliance.

How can I find the results of the Annual Meeting?
Preliminary results will be announced at the Annual Meeting. Final results also will be published in a Current Report on Form 8-K to be filed with the SEC after the Annual Meeting.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify our Investor Relations Department at ir@pacificbiosciences.com, 650-521-8450 or Investor Relations, Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, CA 94025.
CORPORATE GOVERNANCE
Overview
The Board of Directors oversees our Chief Executive Officer and other senior management in the competent and ethical operation of our business and affairs and assures that the long-term interests of the stockholders are being served. The key practices and procedures of the Board of Directors are outlined in the corporate governance guidelines available on our website at www.pacb.com, under “Corporate Governance.”
Board Leadership Structure
In accordance with our corporate governance guidelines, the Board of Directors believes that the roles of Chair of the Board of Directors and Chief Executive Officer may be filled by the same or different individuals. This allows the Board of Directors flexibility to determine whether the two roles should be combined or separated based upon the needs of the Company and the Board of Director’s assessment of our leadership from time to time.
In March 2020, in conjunction with its annual review of the leadership structure of the Board of Directors and in keeping with good governance practices, the Board of Directors decided to separate the Chair and Chief Executive Officer positions, and appointed Christian O. Henry as Chair of the Board of Directors. In September 2020, the Board of Directors appointed Mr. Henry as President and Chief Executive Officer of the Company, and John F. Milligan as Chair of the Board of Directors. Mr. Henry continues to serve as a member of the Board of Directors. The Board of Directors determined that the separation of the roles of Chair of the Board of Directors and President and Chief Executive Officer was appropriate as it allows our President and Chief Executive Officer to focus primarily on management responsibilities and corporate strategy, while allowing the Chair to focus on leadership of the Board of Directors, providing feedback and advice to the President and Chief Executive Officer and providing a channel of communication between the members of the Board of Directors and the President and Chief Executive Officer. The Chair of the Board of Directors presides over all meetings of our Board of Directors and works with the President and Chief Executive Officer to develop agendas for meetings of our Board of Directors. The Chair also works with the Board of Directors to drive decisions about particular strategies and policies and, in concert with the independent committees of the Board of Directors, facilitates a performance evaluation process of the Board of Directors.
In light of the appointment of an independent Chair, the Board of Directors eliminated the position of Lead Independent Director.
In the absence of the Chair at a meeting of the Board of Directors, Mr. Henry presides over the meeting, whereas during executive sessions of the independent directors, an independent director in attendance presides over the meeting and provides feedback from the executive session to the Chair, President and Chief Executive Officer, and other senior management.
Board Diversity Matrix
The following matrix summarizes voluntary disclosure of diversity characteristics of our Board of Directors:
Board Diversity Matrix (As of April 5, 2023)
Total Number of Directors	9
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
ESG Board Oversight Framework
We view Environmental, Social, and Governance (“ESG”) factors as long-term value drivers for the Company. ESG oversight is exercised by both our Board of Directors and our executive leadership. Our Board of Directors assesses and evaluates our overall ESG strategy and how ESG integrates into our long-term strategy. At the committee level, our Nominating and Corporate Governance Committee has oversight responsibility for our ESG strategy and policies, including with respect to board diversity.
We have established a cross-functional ESG working group made up of leaders in the organization to guide the development of our ESG strategy and social impact initiatives. Numerous departments are involved in our ESG strategy and work, including government affairs, finance, human resources and legal, among others.
As part of our ongoing identification and assessment of ESG risks and opportunities, PacBio, in conjunction with outside experts, is conducting stakeholder interviews and evaluating the available options for non-financial reporting, including existing frameworks such as Sustainability Accounting Standards Board (SASB), Global Reporting Initiative and the Task Force on Climate-related Financial Disclosures. We plan to use this feedback in continuing to refine our ESG priorities.
The Board’s Role in Risk Oversight
Our management has the day-to-day responsibility for identifying risks facing us, including implementing suitable mitigating processes and controls, assessing risks in relation to Company strategies and objectives, and appropriately managing risks in a manner that serves the best interests of the Company, our stockholders, and other stakeholders. Our Board of Directors is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks.

Generally, various committees of our Board of Directors oversee risks associated with their respective areas of responsibility and expertise. For example, our Audit Committee oversees, reviews and discusses with management and the independent auditors risks associated with our internal controls and procedures for financial reporting and the steps management has taken to monitor and mitigate those exposures; our Audit Committee also oversees the management of other risks, including those associated with foreign exchange fluctuation, compliance with the United States Foreign Corrupt Practices Act of 1977, and cybersecurity and data security risks. Our Compensation Committee oversees the management of risks associated with our compensation policies, plans and practices. Our Corporate Governance and Nominating Committee oversees the management of risks associated with director independence, the composition and organization of our Board of Directors and ESG matters. Our Science and Technology Committee assists the Board of Directors in its oversight of our strategies to make use of science and technology and our quality strategy and processes. Management and other employees report to the Board of Directors and/or relevant committee from time to time on risk-related issues.
Director Independence
Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Messrs. Ericson, Livingston and Mohr, Ms. Ordoñez, and Drs. Botstein, Milligan, Shapiro and Valantine, representing eight of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The Nasdaq Stock Market.
Our Board of Directors also determined that Messrs. Livingston and Mohr and Dr. Milligan, who comprise our Audit Committee, Messrs. Ericson and Mohr and Dr. Milligan, who comprise our Compensation Committee, and Messrs. Ericson and Livingston, and Drs. Shapiro and Valantine, who comprise our Corporate Governance and Nominating Committee, satisfy the independence standards for those committees established by applicable SEC rules, including Rule 10A-3 of the Exchange Act, and the rules of The Nasdaq Stock Market. In making this determination, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
The Board of Directors believes that the independence of the Board members satisfies the independence standards established by applicable SEC rules and the rules of The Nasdaq Stock Market.
Director Nominations
Candidates for nomination to our Board of Directors are selected by the Corporate Governance and Nominating Committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our corporate governance guidelines, and the criteria adopted by the Board of Directors regarding director candidate qualifications. The Corporate Governance and Nominating Committee will evaluate all candidates in the same manner and using the same criteria, regardless of the source of the recommendation.
The Corporate Governance and Nominating Committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. Although the Board of Directors does not maintain a specific policy with respect to board diversity, the Board of Directors believes that it should be a diverse body and the Corporate Governance and Nominating Committee considers a broad range of backgrounds and experiences. The corporate governance guidelines, stockholder nomination policy and the charter of the Corporate Governance and Nominating Committee set out that in making determinations regarding nominations of directors, the Corporate Governance and Nominating Committee considers factors such as character, integrity, judgment, diversity, independence, area of expertise, corporate experience, length of service, and understanding of the Company’s business. The Corporate Governance and Nominating Committee considers the following minimum qualifications to be satisfied by any nominee to the Board of Directors: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing Board of Directors; the ability to assist and support management and make significant contributions to the Company’s success; and an understanding of the fiduciary responsibilities that is required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.
Based on the Corporate Governance and Nominating Committee’s recommendation, the Board of Directors selects director nominees and recommends them for election by our stockholders, and also fills any vacancies that may arise between annual meetings of stockholders.
Additionally, pursuant to our stockholder nomination policy, the Corporate Governance and Nominating Committee will consider recommendations for candidates to the Board of Directors from stockholders holding at least five percent (5%) of the Company’s common stock continuously for at least twelve (12) months prior to the date of the submission of the recommendation. The Corporate Governance and Nominating Committee will consider director candidates who are timely proposed by our stockholders in accordance with our bylaws and other procedures established from time to time by the Corporate Governance and Nominating Committee.
If you would like the Corporate Governance and Nominating Committee to consider a prospective director candidate, please follow the procedures in our bylaws and submit the candidate’s name and qualifications to: Corporate Secretary, Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, CA 94025.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, requires the Company’s directors and executive officers, and persons who own beneficially more than ten percent of its common stock, to file reports of ownership and changes of ownership with the SEC. Based on our review of copies of reports filed under Section 16(a) of the Exchange Act, and written representations furnished to us, we believe that our directors, executive officers, and greater than ten percent beneficial owners have complied with all applicable filing requirements during the year ended December 31, 2022, other than a late Form 4 filed on April 13, 2022 by Mr. Ericson due to administrative error, and a Form 3 filed on August 18, 2022, which inadvertently omitted certain of Mr. Eidel’s beneficial holdings, which omission was corrected pursuant to a Form 3/A filed on September 6, 2022.
Codes of Business Conduct
We have adopted a code of business conduct that is applicable to all of our employees, officers, and directors. Our code of business conduct is available on the Investor Relations page of our website at www.pacb.com under “Corporate Governance”. We will post amendments to or waivers of our code of business conduct on the same website.
Communication with the Board of Directors
Any stockholder communication with our Board of Directors or individual directors should be directed to Pacific Biosciences of California, Inc., c/o Corporate Secretary, 1305 O’Brien Drive, Menlo Park, CA 94025. The Corporate Secretary will forward these communications, as appropriate, directly to the director(s). The independent directors of the Board of Directors review and approve the stockholder communication process periodically in an effort to enable an effective method by which stockholders can communicate with the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Board and Committee Meetings
Our Board of Directors and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time. During 2022, our Board of Directors held six meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served. Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. All of the members of our Board of Directors attended our Annual Meeting of Stockholders.
The names of the nominees and directors, their ages as of April 5, 2023 and certain other information about them are set forth below:
Name of Director	Age	Position	Class and Current Term
David Botstein, Ph.D.	80	Director	Class III, term expires 2025
William Ericson	64	Director	Class III, term expires 2025
Christian O. Henry	55	Director, President and Chief Executive Officer	Class I, term expires 2023
Randy Livingston	69	Director	Class II, term expires 2024
John F. Milligan, Ph.D.	62	Chair of the Board of Directors	Class I, term expires 2023
Marshall Mohr	67	Director	Class II, term expires 2024
Kathy Ordoñez	72	Director	Class III, term expires 2025
Lucy Shapiro, Ph.D.	82	Director	Class I, term expires 2023
Hannah A. Valantine, M.D.	71	Director	Class II, term expires 2024
The principal occupations and positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board of Directors to conclude that they should serve on the Board of Directors, are described below. There are no family relationships among any of our directors or executive officers.
Nominees for Class I Directors (Directors Continuing in Office until the 2023 Annual Meeting; Term For Which Nominated Expires in 2026)
Christian O. Henry became our President and Chief Executive Officer in September 2020. He has served as a member of our Board of Directors since 2018 and was appointed as Chair of the Board of Directors on March 2, 2020. Mr. Henry served as Executive Vice President & Chief Commercial Officer of Illumina, Inc. (“Illumina”) from 2015 through January 2017, and previously served as Senior Vice President & Chief Commercial Officer from 2014 to 2015, Senior Vice President & General Manager Genomic Solutions from 2012 to 2014, Senior Vice President, Chief Financial Officer & General Manager Life Sciences from 2010 to 2012, Senior Vice President, Corporate Development & Chief Financial Officer from 2009 to 2010, Senior Vice President & Chief Financial Officer from 2007 to 2009, and Vice President & Chief Financial Officer from 2005 to 2006. Prior to joining Illumina, Mr. Henry served as the Chief Financial Officer of Tickets.com, Inc. from 2003 to 2005. From 1999 to 2003, Mr. Henry served as Vice President, Finance & Corporate Controller of Affymetrix, Inc. (acquired by Thermo Fisher Scientific in 2016). In 1997, Mr. Henry joined Nektar Therapeutics (formerly Inhale Therapeutic Systems, Inc.), as Corporate Controller, and later as its Chief Accounting Officer from 1997 to 1999. In 1996, Mr. Henry served as General Accounting Manager of Sugen, Inc. Mr. Henry began his career in 1992 at Ernst & Young LLP, where he was a Senior Accountant through 1996. Mr. Henry currently serves as a director and Chairman of the board of WAVE Life Sciences Ltd. and serves as chairman of its compensation committee and a member of its audit committee. Mr. Henry serves as a director of Ginkgo Bioworks, Inc and serves on its audit committee and compensation committee, and was also a director of CM Life Sciences III LLC from April 2021 to December 2021.

Mr. Henry holds a B.A. in biochemistry and cell biology from the University of California, San Diego and an M.B.A., with a concentration in finance, from the University of California, Irvine. We believe that Mr. Henry possesses specific attributes that qualify him to serve as a member of our Board of Directors including his over 20 years of experience in growing companies in the life sciences industry.
John F. Milligan, Ph.D. has been a member of our Board of Directors since 2013 and became Chair in September 2020. Dr. Milligan joined Gilead Sciences Inc. in 1990 as a research scientist and was appointed Director of Project Management and Project Team Leader for the Gilead Hoffmann-La Roche Tamiflu® collaboration in 1996. In 2002, Dr. Milligan was appointed Chief Financial Officer of Gilead. He was named Gilead’s Chief Operating Officer in 2007 and President in 2008. Dr. Milligan was appointed Chief Executive Officer and elected to the board of directors of Gilead in 2016. On December 31, 2018, Dr. Milligan retired as Chief Executive Officer of Gilead and resigned from the board of directors. Dr. Milligan is currently the Executive Chair of 4D Molecular Therapeutics (NASDAQ: FDMT). Dr. Milligan is also the Chair of the board of trustees of Ohio Wesleyan University. Dr. Milligan received his B.A. from Ohio Wesleyan University, his Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco. We believe that Dr. Milligan possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his executive experience and his financial expertise in the life sciences industry.
Lucy Shapiro, Ph.D. has been a member of our Board of Directors since 2012. Dr. Shapiro currently serves as the Virginia and D.K. Ludwig Professor of Cancer Research and the Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University’s School of Medicine, where she has been a faculty member since 1989. Dr. Shapiro is a co-founder and director of Anacor Pharmaceuticals, Inc. which was acquired by Pfizer Inc. in 2016. In 2016 she founded a second anti-infectives company, Boragen, LLC. In 1989, Dr. Shapiro founded Stanford University’s Department of Developmental Biology, and served as its Chairman from 1989 to 1997. Prior to that, Dr. Shapiro served as Chair of the Department of Microbiology and Immunology in the College of Physicians and Surgeons of Columbia University. She received a B.A. from Brooklyn College and a Ph.D. in Molecular Biology from the Albert Einstein College of Medicine. Dr. Shapiro has received numerous awards including the National Medal of Science. She has been elected to the National Academy of Sciences, the American Academy of Microbiology, the American Academy of Arts and Sciences and the National Academy of Medicine for her work in the fields of molecular biology and microbiology. Dr. Shapiro previously served as a non-executive director of GlaxoSmithKline plc from 2001 to 2006 and Anacor Pharmaceuticals, Inc. from 2001 to 2016. Dr. Shapiro is currently a director of 5Metis, Inc., and was also a director of Gen-Probe, Inc. from 2008 to 2012. We believe that Dr. Shapiro possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her extensive experience in the life sciences industry.
Continuing Class II Directors (Term Expires in 2024)
Randy Livingston has been a member of our Board of Directors since 2009. He has served as Vice President for Business Affairs and Chief Financial Officer of Stanford University since March 2001. In October 2017, he was also named University Liaison for Stanford Medicine and a director of Stanford Health Care and Lucile Packard Children’s Hospital at Stanford. Before joining Stanford University, Mr. Livingston served as chief financial officer for multiple technology and life science companies in Silicon Valley. Mr. Livingston currently serves as a director of eHealth, Inc. He also served as a director of Genomic Health, Inc. from 2004 to 2016. Mr. Livingston holds a B.S. in Mechanical Engineering and an M.B.A. from Stanford University. We believe that Mr. Livingston possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his executive experience and his financial and accounting expertise with public companies.
Marshall Mohr has been a member of our Board of Directors since 2012. Mr. Mohr joined Intuitive Surgical, Inc., a provider of surgical robotics, in March 2006 as Senior Vice President and Chief Financial Officer and was promoted to Executive Vice President and Chief Financial Officer in July 2018. Beginning January 1, 2022, Mr. Mohr assumed the role of Executive Vice President, Global Business Services. Prior to joining Intuitive Surgical, Mr. Mohr served as Vice President and Chief Financial Officer of Adaptec, Inc. Before 2003, Mr. Mohr was an audit partner with PricewaterhouseCoopers LLP where he was most recently the managing partner of the firm’s West Region Technology Industry Group and led its Silicon Valley

accounting and audit advisory practice. In January of 2022, Mr. Mohr was appointed to the board of directors of Veeva Systems Inc. and serves as its Chairman of the audit committee. Mr. Mohr served as a member of the board of directors and Chairman of the audit committee of Plantronics, Inc., a global outfitter of professional-grade audio and video technology, from 2005 to 2022 when Plantronics was sold to HP Inc., and also served as a member of the board of directors and Chairman of the audit committee of Atheros Communications, Inc., a developer of semiconductor system solutions for wireless communications products, from November 2003 to May 2011 when Atheros was sold to Qualcomm, Inc. Mr. Mohr holds a Bachelor of Business Administration in Accounting and Finance from Western Michigan University. We believe that Mr. Mohr possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in financial and accounting matters.
Hannah A. Valantine, M.D. has been a member of our Board of Directors since June 2021. Dr. Valantine currently serves as Professor of Medicine at Stanford University School of Medicine, where she has been a faculty member since 1987. From April 2014 to September 2020, Dr. Valantine served as Chief Officer for Scientific Workforce Diversity at the National Institutes of Health, and as a Senior Investigator in the Intramural Research Program at the National Heart, Lung, and Blood Institute. From November 2004 to April 2014, Dr. Valantine was Professor of Cardiovascular Medicine and the Senior Associate Dean for Diversity and Leadership at Stanford. In collaboration with her colleagues at Stanford, Dr. Valantine co-invented the technology for donor derived cell-free DNA for diagnosis of transplant rejection, which is currently licensed and used to monitor patients for early detection of acute rejection. Dr. Valantine also serves as Principal and Founder of HAV LLC, a consulting company for diversity, equity and inclusion that she founded in January 2021, and as a director on the boards of BridgeBio Pharma, Inc., a company that finds, develops, and delivers breakthrough medicines for genetic diseases, and CareDX, a leading precision medicine company focused on the discovery, development and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. We believe that Dr. Valantine possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her extensive experience in the life sciences industry.
Continuing Class III Directors (Term Expires in 2025)
David Botstein, Ph.D. has been a member of our Board of Directors since 2012. From January 2014 through December 2021, Dr. Botstein served as the Chief Scientific Officer at Calico Life Sciences, L.L.C. Dr. Botstein was formerly Director of the Lewis-Sigler Institute for Integrative Genomics and Anthony B. Evnin Professor of Genomics at Princeton University, where he served from 2003 to 2013. From 1990 to 2003 he was Chairman of the Department of Genetics at Stanford University. Previously, he was Vice President for Science at Genentech, Inc. He is a member of the National Academy of Sciences and the Institute of Medicine and has received numerous awards for his achievements in science. Dr. Botstein has made fundamental contributions to modern genetics, including the discovery of many yeast and bacterial genes and the establishment of key techniques that are commonly used today. In 1980, Dr. Botstein and three colleagues proposed a method for mapping genes that laid the groundwork for the Human Genome Project. Dr. Botstein holds a Ph.D. in Human Genetics from the University of Michigan and an A.B. in Biochemical Sciences from Harvard. We believe that Dr. Botstein possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his extensive experience in the life sciences industry.
William Ericson has been a member of our Board of Directors since 2004. Mr. Ericson has been the Founding Partner at Wildcat Venture Partners since 2016 where he focuses on investments in Digital Health. He has also been a Managing Partner at Mohr Davidow Ventures (MDV) since 2000. Mr. Ericson has also served as a director of Adamas Pharmaceuticals, Inc. since 2005. Mr. Ericson holds a B.S.F.S. from Georgetown University School of Foreign Service and a J.D. from Northwestern University School of Law. We believe that Mr. Ericson possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience with multiple companies in the life sciences industry and his focus on companies with molecular diagnostic platforms that concentrate on personalized medicine.
Kathy Ordoñez has been a member of our Board of Directors since December 2014. She served as our Chief Commercial Officer and Executive Vice President from October 2017 to October 2018. Ms. Ordoñez brings more than 30 years of experience in the life sciences and diagnostics industries. From January 2012 until June 2013, Ms. Ordoñez was a Senior Vice President at Quest Diagnostics Incorporated, a leading provider of diagnostic information services, where she was initially responsible for leading their R&D effort and later provided oversight to multiple businesses commercializing diagnostic products and testing services. Ms. Ordoñez joined Quest Diagnostics as part of its acquisition in 2011 of Celera Corporation, a leading provider of genetic testing products for HIV resistance, cystic fibrosis and high complexity tissue transplantation. From April 2002 until May 2011, Ms. Ordoñez was the Chief Executive Officer at Celera, and she founded Celera Diagnostics in December 2000. From 1985 until 2000, Ms. Ordoñez held several senior positions at Hoffmann-La Roche, overseeing the formation of Roche Molecular Systems, where she served as President and Chief Executive Officer, and led the wide-scale commercial application of the Polymerase Chain Reaction (PCR) technology to the research, diagnostic and forensic fields. Ms. Ordoñez served as a member of the board of directors of Quidel Corporation since July 2019 to May 2022 and served on its compensation committee. Ms. Ordoñez also served as a Director, non-executive Chairman, and Chief Executive Officer of RainDance Technologies, Inc., which was sold to Bio-Rad Laboratories, Inc. in February 2017. Ms. Ordoñez holds a B.A. in Chemistry and honorary Doctorate of Science from Hartwick College. We believe that Ms. Ordoñez possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her extensive experience in the life sciences and diagnostic industries.
Board Committees
Our Board of Directors has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Science and Technology Committee, each of which has the composition and the responsibilities described below. The Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Science and Technology Committee all operate under charters approved by our Board of Directors, which charters are available on the Investors Relations page of our website at www.pacb.com under “Corporate Governance”. Our Board of Directors also establishes additional committees from time to time to address specific needs.
The following table sets forth (i) the four standing committees of the Board of Directors, (ii) the current members of each committee and (iii) the number of meetings held by each committee in fiscal year 2022:
Name of Director	Audit	Compensation	Corporate Governance and Nominating	Science and Technology
David Botstein, Ph.D.				X
William Ericson		X (chair)	X
Randy Livingston	X (chair)		X
John F. Milligan, Ph.D.	X	X
Marshall Mohr	X	X
Kathy Ordoñez		X(1)		X (chair)
Lucy Shapiro, Ph.D.			X (chair)	X
Hannah A. Valantine, M.D.			X	X
Number of meetings held during 2022	5	7	3	5

(1)
Ms. Ordoñez resigned from our Compensation Committee in May 2022.

Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting process and assists the Board of Directors in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:
•
providing oversight of our accounting and financial reporting processes and the audit of our financial statements;

•
assisting the Board of Directors in oversight of: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) our internal accounting and financial controls;

•
providing to the Board of Directors such information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors; and

•
reviewing cybersecurity and data security risks and mitigation strategies.

The members of our Audit Committee are Messrs. Livingston and Mohr and Dr. Milligan. Mr. Livingston serves as our Audit Committee chair. Our Board of Directors has determined that each member of the Audit Committee meets the financial literacy requirements under the rules of The Nasdaq Stock Market and the SEC and each member of our Audit Committee qualifies as an Audit Committee financial expert as defined under SEC rules and regulations. We believe that the composition of our Audit Committee meets the requirements for independence under, and the functioning of our Audit Committee complies with, all applicable requirements of The Nasdaq Stock Market and SEC rules and regulations.
Compensation Committee
Our Compensation Committee oversees our corporate compensation policies, plans and programs. The Compensation Committee is responsible for, among other things:
•
providing oversight of our compensation policies, plans and programs;

•
assisting the Board of Directors in discharging its responsibilities relating to: (i) oversight of the compensation of our Chief Executive Officer and other executive officers (including officers reporting under Section 16 of the Exchange Act), (ii) evaluating and approving our executive officer compensation plans, policies and programs, and (iii) evaluating and approving director compensation;

•
assisting the Board of Directors in administering the Company’s equity compensation plans for its employees and directors; and

•
providing oversight of, and advising the Board of Directors on, our Chief Executive Officer succession planning.

The members of our Compensation Committee are Messrs. Ericson and Mohr, Dr. Milligan and Ms. Ordoñez (until May 2022). Mr. Ericson serves as the chair of our Compensation Committee.
Our Board of Directors has determined that each member of our Compensation Committee is independent for such purposes within the meaning of the listing rules of the Nasdaq Stock Market. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, all applicable requirements of the Nasdaq Stock Market and SEC rules and regulations.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee oversees and assists our Board of Directors in reviewing and recommending corporate governance policies and nominees for election to our Board of Directors. The Corporate Governance and Nominating Committee is responsible for, among other things:
•
overseeing, reviewing, and making periodic recommendations concerning our corporate governance policies;

•
recommending candidates for election to the Board of Directors and for appointment to each committee of the Board of Directors;

•
overseeing the evaluation of the Board of Directors; and

•
overseeing our ESG programs and our disclosures and communications with stockholders regarding ESG matters.

The members of our Corporate Governance and Nominating Committee are Messrs. Ericson and Livingston and Drs. Shapiro and Valantine. Dr. Shapiro serves as the chair of our Corporate Governance and Nominating Committee. Our Board of Directors has determined that each member of our Corporate Governance and Nominating Committee is independent within the meaning of the listing rules of The Nasdaq Stock Market.
Science and Technology Committee
Our Science and Technology Committee oversees and assists our Board of Directors in reviewing relevant science and technology matters related to the Company. The Science and Technology Committee is responsible for, among other things:
•
serving in an advisory role and recommending other external advisors to assist us with the use of our science and technology;

•
overseeing our innovation strategy, including periodic reviews of our research and development (R&D) portfolio and its overall competitiveness, the science and technology underlying major R&D initiatives, the competitive environment, and disruptive technology impacts;

•
periodically conducting targeted reviews of our patent portfolio and strategy;

•
advising the Board of Directors on the scientific and R&D aspects of major technology-based transactions and licensing agreements that require Board of Directors approval;

•
reviewing the Company’s overall quality strategy and processes in place to monitor and control product quality;

•
periodically reviewing results of product quality and quality system assessments by us and external parties; and

•
reviewing important product quality issues and field actions by us.

The members of our Science and Technology Committee are Drs. Botstein, Shapiro and Valantine and Ms. Ordoñez. Ms. Ordoñez serves as the chair of our Science and Technology Committee.
Director Compensation
Employee directors are not compensated for their services on our Board of Directors in addition to their regular employee compensation.
In April 2021, our Board of Directors, upon recommendation from the Company’s compensation consultant, Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), reviewed and approved amendments to its non-employee director compensation policy, effective April 21, 2021, after reviewing data provided by Aon regarding director compensation practices at comparable companies. The previous policy was described in our proxy statement for the 2022 Annual Meeting of Stockholders. In consultation with Aon, the Board, upon recommendation of the Compensation Committee, determined it was appropriate to implement changes to the non-employee director compensation policy to, among other purposes, ensure that equity compensation for our non-employee directors remained competitive, provide compensation to our non-employee directors commensurate with the stewardship and oversight responsibility required of their service on the Board of Directors, reduce the variability of equity grant values due to short-term stock price fluctuation that periodically arose under the previous policy, and ensure that we offer appropriate incentives to attract and retain the necessary directors for service on our Board of Directors. In making these amendments, the Board of Directors and the Compensation Committee considered the median of the market data provided by Aon as a general guideline for the appropriate level of cash and equity compensation, but did not attempt to benchmark cash or equity compensation to any specific percentile. A summary of our amended non-employee director compensation program, which became effective as of April 21, 2021, is set forth below.
Cash compensation:   Each non-employee member of the Board of Directors was eligible to receive the following cash compensation, which is paid quarterly in equal installments in advance:
(1)   Each non-employee director is paid an annual cash retainer of $40,000. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board of Directors.

(2)   The chair of our Audit Committee is paid an annual retainer of $20,000 and members of our Audit Committee other than the chair are paid an annual retainer of $10,000;
(3)   The chair of our Compensation Committee is paid an annual retainer of $14,000, and members of our Compensation Committee other than the chair are paid an annual retainer of $7,000;
(4)   The chair of our Corporate Governance and Nominating Committee is paid an annual retainer of $10,000, and members of our Corporate Governance and Nominating Committee other than the chair are paid an annual retainer of $5,000;
(5)   The chair of our Science and Technology Committee is paid an annual retainer of $10,000, and the members of our Science and Technology Committee other than the chair are paid an annual retainer of $5,000; and
(6)   The chair of the Board is paid an annual retainer of $40,000.
We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.
Equity compensation:
Each new non-employee director receives an initial stock option grant, under the terms of the Company’s 2020 Equity Incentive Plan (the “2020 Plan”), with a fair value of $450,000, one-third of which vests on the one-year anniversary of the non-employee director’s initial start date on the Board of Directors, and the remainder of which vests in equal monthly installments thereafter for 24 months on the same date of the month as such director’s initial start date, provided such non-employee director continues to serve as a director through each vesting date.
In addition, each non-employee director automatically receives an annual stock option grant with a grant date fair value of $200,000, beginning on the date of the first annual meeting of our stockholders that is held after such non-employee director initially began to provide continuous service as a non-employee director, provided that the grant date fair value of such first annual stock option grant shall be pro-rated based on the number of months of continuous service prior to such first annual meeting as a non-employee director where service in any month counts as a full month of service, and provided further that such non-employee director continues to serve as a director through such date. Annual awards vest monthly over one year, or if earlier, on the date of the next annual meeting of our stockholders, provided such non-employee director continues to serve as a director through each vesting date.
Limitation:
Non-employee directors may not be granted, in any fiscal year, awards and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $500,000, provided that such amount is increased to $1,000,000 in the fiscal year of his or her initial service as a non-employee director. Any awards or other compensation provided to an individual for his or her services as an employee or consultant (other than as a non-employee director) are excluded from such calculation. For the avoidance of doubt, all new awards will be granted under the 2020 Plan.
In the event of a “change in control,” as defined in the 2010 Outside Director Equity Incentive Plan (the “2010 Director Plan”), with respect to awards granted under the 2010 Director Plan to non-employee directors, the participant non-employee director will fully vest in and have the right to exercise awards as to all shares underlying such awards and all restrictions on awards will lapse, and all performance goals or other vesting criteria will be deemed achieved at 100% of target level and all other terms and conditions met.
The 2020 Plan provides that, in the event of our merger with or into another corporation or other entity or our “change in control” (as defined in the 2020 Plan), the administrator will have authority to determine the treatment of outstanding awards (without participants’ consent), including, without limitation, that:
•
awards will be assumed or substantially equivalent awards will be substituted by the acquiring or succeeding corporation or its affiliate;

•
awards will terminate upon or immediately prior to consummation of such transaction;

•
awards will vest, in whole or in part and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of the transaction;

•
an award will terminate in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon exercise of the award or realization of the participant’s rights as of the date of the transaction, or an award will be replaced with other rights or property selected by the administrator in its sole discretion; or

•
any combination of the above.

If the successor in the transaction does not assume or substitute for the award (or portion of the award), the award (or applicable portion) will vest in full (and become exercisable with respect to options and similar awards), with any performance-based criteria deemed achieved at 100% of target levels. With respect to awards granted to a non-employee director that are assumed or substituted for in the transaction, if on the date of or after such assumption or substitution, the individual’s status as a director of the Company or of the successor corporation, as applicable, is terminated other than upon voluntary resignation (except if such resignation is at the request of the acquirer), then such director’s awards will accelerate vesting as described above as though such awards had not been assumed or substituted for.
Director Compensation for Fiscal Year 2022
The following table sets forth information concerning compensation paid or accrued for services rendered to us by the non-employee members of our Board of Directors for the year ended December 31, 2022. The table excludes Mr. Henry, who was an NEO and did not receive any compensation from us for his role as a director in 2022.
Name	Fees earned or paid in cash ($)	Option Awards ($)(1)(2)	Total ($)
David Botstein, Ph.D	45,000	199,998	244,998
William Ericson	59,000	199,998	258,998
Randy Livingston	65,000	199,998	264,998
John F. Milligan, Ph.D.	97,000	199,998	296,998
Marshall Mohr	57,000	199,998	256,998
Kathy Ordoñez	52,917	199,998	252,915
Lucy Shapiro, Ph.D.	55,000	199,998	254,998
Hannah A. Valantine, M.D.	50,000	199,998	249,998

(1)
Amounts shown represent the aggregate grant date fair value of stock option awards granted in 2022. These amounts have been computed in accordance with FASB ASC 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our financial statements included our annual report on Form 10-K for the year ended December 31, 2022.

(2)
The aggregate number of shares subject to stock options outstanding and exercisable as of December 31, 2022 for each non-employee director is as follows:

Name	Aggregate Number of Stock Options Outstanding	Aggregate Number of Stock Options Exercisable
David Botstein, Ph.D.	147,399	121,143
William Ericson	272,399	246,143
Randy Livingston	247,399	221,143
John F. Milligan, Ph.D.	207,399	171,420
Marshall Mohr	272,399	246,143
Kathy Ordoñez(3)	484,020	457,764
Lucy Shapiro, Ph.D.	205,733	179,477
Hannah A. Valantine, M.D.	92,007	51,255

(3)
Ms. Ordoñez’ figures include certain stock options granted to her during her tenure our Chief Commercial Officer and Executive Vice President from October 2017 to October 2018.

PROPOSAL 1: ELECTION OF DIRECTORS
Our certificate of incorporation provides for a classified Board of Directors. Each person elected as a Class I director at the Annual Meeting will serve for a three-year term expiring on the date of the 2026 annual meeting of stockholders.
Our Board of Directors has nominated Christian O. Henry, John F. Milligan, Ph.D. and Lucy Shapiro, Ph.D. for election as Class I directors at the Annual Meeting. Please refer to “Board of Directors and Committees of the Board” section above for the nominees’ biographies.
Each nominee will be elected separately by a majority vote. A given nominee will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. If any incumbent nominee receives a greater number of votes against his or her election than votes for such election, our corporate governance guidelines require that such incumbent nominee promptly tender his or her resignation promptly following certification of the applicable stockholder vote. The Qualified Independent Directors (as defined in the corporate governance guidelines) will then decide whether to accept or reject the resignation or whether other action should be taken. Our Board of Directors, through the Qualified Independent Directors, will publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. Full details of this policy are set forth in our Corporate Governance Principles on our website.
If a nominee is unable or declines to serve as a director, the proxies will be voted at the Annual Meeting for any nominee who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.
Summary information regarding our Class I nominees, as well as directors not up for election at the Annual Meeting is set forth below.
Name of Director	Age	Principal Occupation	Director Since
Class I Nominees (term for which nominated expires in 2026)
Christian O. Henry	55	President and Chief Executive Officer of Pacific Biosciences of California, Inc.	2018
John F. Milligan, Ph.D.	62	Chair of the Board of Directors of Pacific Biosciences of California, Inc.	2013
Lucy Shapiro, Ph.D.	82	Virginia and D.K. Ludwig Professor of Cancer Research and the Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University’s School of Medicine	2012
Class II Directors (term expires in 2024)
Randy Livingston	69	Vice President for Business Affairs and Chief Financial Officer of Stanford University	2009
Marshall Mohr	67	Executive Vice President, Global Business Services of Intuitive Surgical, Inc.	2012
Hannah A. Valantine, M.D.	71	Professor of Medicine (Cardiovascular) at the Stanford University Medical Center	2021
Class III Directors (term expires in 2025)
David Botstein, Ph.D.	80	Former Chief Scientific Officer of Calico Life Sciences	2012
William Ericson	64	Founding Partner of Wildcat Venture Partners	2004
Kathy Ordoñez	72	Director	2014
There are no family relationships among any of the nominees, directors and/or any of our executive officers. Our executive officers serve at the discretion of the Board of Directors. Further information about our directors, including each of the Class I director nominees, is provided in the “Board of Directors and Committees of the Board” section above.
Required Vote
The number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.
Vote Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE CLASS I DIRECTOR NOMINEES TO SERVE AS A CLASS I DIRECTOR.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2023. Ernst & Young LLP has audited our consolidated financial statements since 2011. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.
Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee reviews and pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.
The following is a summary of the Ernst & Young fees for professional services rendered for the fiscal years ended December 31, 2022 and December 31, 2021 (in thousands):
Fee Category	2022	2021
Audit Fees	$1,672	$2,035
Audit-related Fees	—	260
Tax Fees	—	—
All Other Fees	2	4
Total Fees	$1,674	$2,299
Audit Fees consisted of professional services rendered in connection with the audit of our annual consolidated financial statements, including the audit of internal control over financial reporting, and quarterly review of our condensed financial statements. This category also includes advice on accounting matters that arose during the audit or the review of interim financial statements, comfort letters, consents, and statutory audits required in non-U.S. jurisdictions.
Audit-Related Fees consisted of fees for professional services that are reasonably related to the performance of the audit or review of our financial statements or internal control over financial reporting and are not reported under “Audit Fees,” as well as fees related to due diligence related to mergers and acquisitions.
Tax Fees generally consist of professional services rendered in connection with tax compliance, tax advice and tax planning.
All Other Fees consisted of fees for products and services other than the services reported above, including fees paid for a subscription to an accounting research database.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of Ernst & Young.
Required Vote
The ratification of the appointment of Ernst & Young requires the affirmative vote of a majority of the shares of our common stock present remotely or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.
Vote Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2023.

PROPOSAL 3: ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole. This approval is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the philosophy, policies and practices described in this Proxy Statement.
The say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns
We encourage you to read our Compensation Discussion and Analysis beginning on page 30, which describes in more detail how our executive compensation program operates and is designed to achieve our goals, as well as the compensation tables and narrative beginning on page 43, which provide detailed information on the compensation of our NEOs.
We are asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement by voting in favor of the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis in a non-binding vote, the compensation paid to the NEOs, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and narrative disclosures set forth in this Proxy Statement relating to PacBio’s 2023 Annual Meeting of Stockholders.”
Required Vote
The affirmative “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal is required to approve, on an advisory basis, the compensation awarded to NEOs for the year ended December 31, 2022. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.
Although this say-on-pay vote is advisory and, therefore, will not be binding on us, our Compensation Committee and our Board of Directors value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our NEOs, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.
Vote Recommendation
OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
In addition to the “say-on-pay” proposal discussed above (Proposal 3), the Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory approval of the compensation of our NEOs as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory approval every one, two or three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, our Board of Directors recommends the advisory approval of the compensation of our NEOs be submitted to the stockholders every THREE YEARS.
Required Vote
The alternative among “one year,” “two years” or “three years” that receives the plurality of votes cast at the Annual Meeting will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
While our Board of Directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether a non-binding advisory approval of our NEO compensation should be held every year, two years or three years.
Our Board of Directors and our Compensation Committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our NEOs. However, because this is an advisory vote and therefore not binding on our Board of Directors or our Company, our Board of Directors may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our NEOs more or less frequently than the option preferred by our stockholders. The results of the vote will not be construed to create or imply any change or addition to the fiduciary duties of our Board of Directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EVERY “THREE YEARS” FOR THE FREQUENCY OF AN ADVISORY APPROVAL OF EXECUTIVE COMPENSATION.

PROPOSAL 5: ADVISORY VOTE REGARDING RETENTION OF THE CLASSIFIED
BOARD OF DIRECTORS
Background of the Proposal
Our certificate of incorporation currently divides our Board of Directors into three classes, with the directors in each class elected for a three-year term. The terms of these three classes are staggered so that, at any particular annual meeting of the stockholders, only one class of directors is elected for a new term.
Our Board of Directors and the Corporate Governance and Nominating Committee regularly review our corporate governance policies and practices. As part of that review, our Board of Directors and the Corporate Governance and Nominating Committee has considered, over a number of years, potentially declassifying our Board of Directors and transitioning to annual elections for all directors.
The existing classified board structure has both advantages and disadvantages. Since the time of our initial public offering the Board of Directors has believed that a classified board structure was an important piece of the Company’s governance structure in order to promote continuity and stability, and was in the best interests of the Company and its stockholders. The Board of Directors also believes that the classified board structure protects the Company against unfair or abusive takeover practices and, given the early-stage nature of the Company, protects the long-term value of the Company. At the same time, the Board of Directors recognizes that some investors may view classified boards as having the effect of reducing the accountability of directors to stockholders because classified boards limit the ability of stockholders to elect all directors on an annual basis. Accordingly, at this Annual Meeting, the Company is asking our stockholders to vote, on an advisory basis, on whether to retain the classified board structure. Although this vote is advisory and, therefore, will not be binding on us, our Board of Directors values the opinions of our stockholders and believes that it is important to solicit and consider the views of our stockholders on this question.
If this proposal is approved at the Annual Meeting, then we will expect that the Board of Directors will retain a classified structure of the Board of Directors. However, if this proposal is not approved at the Annual Meeting, then this proposal would not by itself declassify or begin the declassification of the board. Instead, failure to approve this proposal would constitute a recommendation to the Board of Directors that a majority of our stockholders voting at the Annual Meeting desire to end the classified board structure. Consistent with its fiduciary duties, if stockholders vote against this proposal, the Board of Directors will reevaluate its position with respect to our classified board structure. This reevaluation would include considering the percentage of stockholders voting against this proposal.
If this proposal is not approved at the Annual Meeting, and the Board of Directors determines that the declassification of the Board of Directors is in the best interests of the Company and its stockholders, then the Board of Directors will include a proposal in the proxy statement for a future annual meeting to amend our certificate of incorporation to begin the process of declassifying the Board of Directors.
Required Vote
The affirmative “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal is required to approve, on an advisory basis, the retention of a classified Board of Directors. Abstentions have the same effect as a vote against the proposal. Broker non-votes are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.
THE BOARD OF DIRECTORS IS NEITHER SUPPORTING NOR OPPOSING THIS PROPOSAL AND MAKES NO VOTING RECOMMENDATION.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Party Transactions
We have adopted a formal written policy that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction with us, where the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, without the prior consent of our Audit Committee, subject to the pre-approval exceptions described below. If advance approval is not feasible then the related party transaction will be considered at the Audit Committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, our Audit Committee considers the facts and circumstances available and deemed relevant by our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our Audit Committee has reviewed certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000, including employment of executive officers, director compensation, certain transactions with other organizations involving the purchase or sale of products or services in the ordinary course of business, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.
Related Party Transactions
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above, during 2022, we were party to the following transactions in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.
Stanford University
Randy Livingston is the Vice President for Business Affairs and Chief Financial Officer of Stanford University. Lucy Shapiro, Ph.D., is the Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University’s School of Medicine. Hannah A. Valantine, M.D. is a Professor of Medicine (Cardiovascular) at the Stanford University Medical Center. For the years ended December 31, 2022 and 2021, we recognized revenue relating to Stanford University with a total value of approximately $329,000 and $676,000, respectively. As of December 31, 2022 and 2021, approximately $18,000 and $45,000, respectively, out of our accounts receivable balance of $18,786,000 and $24,241,000, respectively, related to Stanford University.
Other Transactions
We have granted stock options and restricted stock units (“RSUs”) to our executive officers and certain of our directors. See the sections titled “Executive Compensation — Outstanding Equity Awards at 2022 Year-End” and “Board of Directors and Committees of the Board — Director Compensation” for a description of these stock options and restricted stock units. In the ordinary course of business, we enter into offer letters and employment agreements with our executive officers. We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of April 5, 2023 with respect to the beneficial ownership of our common stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director and nominee; (iii) each NEO listed in the table entitled “Summary Compensation Table” under the section entitled “Executive Compensation”; and (iv) all current directors, director nominees, and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. The percentage of beneficial ownership shown in the table is based on 249,810,685 shares of our common stock issued and outstanding as of April 5, 2023.
Name and address of beneficial owner(1)	Number of Shares Owned(2)	Right to Acquire Shares(3)	Total Beneficial Ownership	Percent of Class
5% Stockholders:
ARK Investment Management LLC(4)	25,691,681	—	25,691,681	10.3%
The Vanguard Group(5)	20,279,035	—	20,279,035	8.1%
BlackRock, Inc.(6)	18,534,459	—	18,534,459	7.4%
Madrone Opportunity Fund, L.P.(7)	16,415,933	—	16,415,933	6.6%
Jackson Square Partners, LLC(8)	15,005,177	—	15,005,177	6.0%
Nikko Asset Management Americas, Inc.(9)	14,166,193	—	14,166,193	5.7%
Named executive officers, directors, and director nominees:
Christian O. Henry	165,127	1,334,078	1,499,205	*
David Botstein, Ph.D.	—	147,399	147,399	*
William Ericson	18,795	247,399	266,194	*
Randy Livingston	—	247,399	247,399	*
John F. Milligan, Ph.D.	110,000	202,538	312,538	*
Marshall Mohr	60,000	272,399	332,399	*
Kathy Ordoñez	18,595	484,020	502,615	*
Lucy Shapiro, Ph.D.	—	205,733	205,733	*
Hannah A. Valantine, M.D.	—	81,537	81,537	*
Jeff Eidel(10)	6,610	—	6,610	*
Susan G. Kim	51,155	348,437	399,592	*
Mark Van Oene	115,496	572,868	688,364	*
All current directors and executive officers as a group (12 people)	545,778	4,143,807	4,689,585	1.9%

*
Represents beneficial ownership of less than 1%

(1)
Unless otherwise indicated, all persons named as beneficial owners have sole voting power and sole investment power with respect to the shares indicated as beneficially owned and the address of each beneficial owner listed on the table is c/o Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, California 94025.

(2)
Excludes shares that may be acquired through the exercise of outstanding stock options or the vesting of RSUs.

(3)
Represents shares issuable upon exercise of options exercisable within 60 days after April 5, 2023 and RSUs that vest within 60 days after April 5, 2023; however, unless otherwise indicated, these shares do not include any options and RSUs awarded after April 5, 2023.

(4)
Based on information taken from Schedule 13G/A filed on February 10, 2023 reporting on ownership as of December 31, 2022 by ARK Investment Management LLC, which has sole voting power as to 24,174,972 of these shares, shared voting power as to 1,076,590 of these shares and sole dispositive power as to 25,691,681 of these shares. The address of this entity is 200 Central Avenue, St. Petersburg, FL 33701.

(5)
Based on information taken from Schedule 13G/A filed on February 9, 2023 reporting on ownership as of December 30, 2022 by The Vanguard Group, which has shared voting power as to 155,036 of these shares, sole dispositive power as to 19,910,543 of these shares and shared dispositive power as to 368,492 of these shares. The address of this entity is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Based on information taken from Schedule 13G/A filed on February 3, 2023 reporting on ownership as of December 31, 2022 by BlackRock, Inc., which has sole voting power as to 17,909,635 of these shares and sole dispositive power as to 18,534,459 of these shares. The address of this entity is 55 East 52nd Street, New York, NY 10055.

(7)
Based on information taken from Schedule 13G/A filed on February 13, 2023 reporting on ownership as of December 31, 2022 by Madrone Opportunity Fund, L.P. (“Madrone”), Madrone Capital Partners, LLC (“Madrone GP”), Shimoda Holdings,LLC (“Shimoda”), Greg Penner (“Penner”), Jameson McJunkin (“McJunkin”) and Thomas Patterson (“Patterson” and, together with Madrone, Madrone GP, Shimoda, Penner and McJunkin, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes the Schedule 13G/A. The shares are held by Madrone, which has sole voting and dispositive power as to 16,415,933 of these shares. Madrone GP is the general partner of Madrone. Penner, McJunkin and Patterson are managers of Madrone GP and share voting and dispositive power over the shares held by Madrone. The address of Madrone is 2 Circle Star Way, San Carlos, CA 94070.

(8)
Based on information taken from Schedule 13G/A filed on February 10, 2023 reporting on ownership as of December 31, 2022 by Jackson Square Partners, LLC, which has sole voting power as to 12,137,892 of these shares and sole dispositive power as to 15,005,177 of these shares. The address of this entity is One Letterman Drive, Building A, Suite A3-200, San Francisco, CA 94129.

(9)
Based on information taken from Schedules 13G/A filed on February 10, 2023 by Nikko Asset Management Americas, Inc. and on February 3, 2023 by Sumitomo Mitsui Trust Holdings, Inc. and Nikko Asset Management Co., Ltd. These Schedules 13G/A indicate that as of December 31, 2023, Nikko Asset Management Americas, Inc. was the beneficial owner of 14,166,193 shares of our common stock and that such shares are owned, or may be deemed to be beneficially owned, by its parent holding companies, Sumitomo Mitsui Trust Holdings Inc. and Nikko Asset Management Co., Ltd. Nikko Asset Management Americas, Inc., Sumitomo Mitsui Trust Holdings, Inc. and Nikko Asset Management Co., Ltd. reported having shared voting and dispositive power as to all of these shares. The business address for Nikko Asset Management Americas, Inc. is 605 Third Avenue, 38th Floor, New York, NY 10158. The business address for Sumitomo Mitsui Trust Holdings, Inc. is 1-4-1 Marunouchi, Chiyoda-ku, Tokyo 100-8233, Japan and for Nikko Asset Management Co., Ltd. is Midtown Tower, 9-7-1 Akasaka, Minato-ku, Tokyo 107-6242, Japan.

(10)
Includes 208 shares for which Mr. Eidel reports shared voting power.

EXECUTIVE OFFICERS
Biographical data for each of our current executive officers, including their ages, as of April 5, 2023, is set forth below, except Mr. Henry’s biography, which is included under the heading “Board of Directors and Committees of the Board” above.
Executive Officers
Susan Kim, age 47, has served as the Chief Financial Officer for PacBio since September 2020. Previously Ms. Kim served as Chief Financial Officer of data.ai, a provider of mobile data and analytics, since 2018, overseeing finance, legal, IT and people functions. From 2016 to 2017, Ms. Kim served as Chief Financial Officer of Katerra Inc., a construction technology company, overseeing finance and legal functions. From 2010 to 2016, Ms. Kim held various finance roles at KLA Corporation, most recently as Vice President, Global Business & Operations Finance. Ms. Kim currently serves as a member of the board of directors of Pivot Bio, a leading nitrogen innovator in agriculture. Ms. Kim holds a B.S. in chemical engineering from Stanford University and an M.B.A. and master’s degree in engineering management from Northwestern University, Kellogg School of Management.
Jeff Eidel, age 46, joined us in August 2022 as our Chief Commercial Officer. Mr. Eidel previously held the position of Chief Executive Officer at Cradle Genomics. Prior to being appointed Chief Executive Officer in March 2022, he was Cradle’s Chief Operating Officer since joining the company in July 2019. Prior to that, Mr. Eidel was the Head of Corporate & Business Development at Illumina. Mr. Eidel joined Illumina in 2006 and held various Finance, Commercial and Corporate & Business Development leadership roles within the company, as well as serving as the General Manager of Illumina’s Madison, Wisconsin site after Illumina’s acquisition of Epicentre Biotechnologies. Prior to joining Illumina, Mr. Eidel worked at KPMG LLP, Corillian Corporation and Inovio Pharmaceuticals. Mr. Eidel graduated from the University of Montana with degrees in Finance and Accounting.
Mark Van Oene, age 50, joined us in January 2021 as our Chief Operating Officer. Mr. Van Oene previously served as Senior Vice President and Chief Commercial Officer of Illumina, a provider of DNA sequencing systems, since 2017. After joining Illumina in 2006, Mr. Van Oene held various positions, including Senior Vice President and General Manager, Americas Commercial Operations, and Vice President, Global Sales. Mr. Van Oene currently serves as a member of the board of directors of Dante Labs Inc., a global leader in genomics and precision medicine. Mr. Van Oene holds a B.S. in biochemistry from Western University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis of compensation arrangements of our NEOs should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion.
For the year ended December 31, 2022, our NEOs were:
Name	Position
Christian O. Henry	President and Chief Executive Officer
Susan G. Kim	Chief Financial Officer
Mark Van Oene	Chief Operating Officer
Jeff Eidel(1)	Chief Commercial Officer
Peter Fromen(2)	Former Chief Commercial Officer

(1)
Mr. Eidel was appointed as Chief Commercial Officer effective August 16, 2022.

(2)
Mr. Fromen resigned from his role as Chief Commercial Officer effective May 20, 2022.

Executive Summary
PacBio is a premier life science technology company that is designing, developing and manufacturing advanced sequencing solutions to help scientists and clinical researchers resolve genetically complex problems. Our products and technology under development stem from two highly differentiated core technologies focused on accuracy, quality and completeness which include our existing HiFi long read sequencing technology and our emerging short read Sequencing by Binding (SBB ®) technology. Our products address solutions across a broad set of applications including human germline sequencing, plant and animal sciences, infectious disease and microbiology, oncology, and other emerging applications. Our focus is on providing our customers with advanced sequencing technologies with higher throughput and improved workflows that we believe will enable dramatic advancements in routine healthcare. Our customers include academic and governmental research institutions, commercial testing and service laboratories, genome centers, public health labs, hospitals and clinical research institutes, contract research organizations (CROs), pharmaceutical companies and agricultural companies.
Business Highlights
We have outlined below a few recent financial and operational highlights over the past year:
•
Recorded revenue of $128.3 million in 2022, compared with $130.5 million in 2021.

•
Placed 138 Sequel II/IIe systems during the year compared to 171 Sequel II/IIe systems placed in 2021.

•
Received orders for 76 Revio systems from 43 customers across 13 countries and representing a broad set of applications in the fourth quarter ended December 31, 2022.

•
Instrument revenue of $48.7 million in 2022 compared with $61.3 million in 2021.

•
Consumables revenue of $60.0 million in 2022 compared with $52.2 million in 2021.

•
Service and other revenue of $19.6 million in 2022 compared with $17.0 million in 2021.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Amoung Pacific Biosciences, Inc, the NASDAQ Composite Index
and the NASDAQ Biotechnology Index

$1,200
$1,000
$800
$600
$400
$200
$0
12/17
12/18
12/19
12/20
12/21
12/22
Pacific Biosciences, Inc
NASDAQ Composite
NASDAQ Biotechnology

*
$100 invested on 12/31/2017 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

Highlights of our Executive Compensation Practices
Our Compensation Committee has structured our executive compensation program to ensure that our NEOs are compensated in a manner consistent with stockholder interests as well as with competitive and appropriate pay practices for our industry and our competitive environment. It is designed to reward achievement of specific strategic goals that we believe will advance our business strategy and create long-term value for our stockholders. To achieve this, the Compensation Committee utilizes the following primary elements:
Element	Performance Period	Objective
Base Salary	Annual	• Recognizes an individual’s contribution and performance • Rewards for the experience, education and criticality to the business • Serves as an important retention vehicle
Short-term Cash Incentives	Annual
•
Rewards achievement of financial and non-financial goals directly tied to the strategic priorities

•
In 2022, the cash incentive goals included financial measures, advancement of the research and development portfolio and capabilities, commercial and customer success and other operational goals

Annual Equity Awards (stock options and RSUs)	Long-term	• Supports the achievement of strong stock price growth • Aligns the interests of executives and stockholders over time

Element	Performance Period	Objective

•
Serves as an important retention tool with awards vesting over time tied to continued service

•
Options may vest over one to four years, with a ten-year term

•
RSUs vest in equal installments over two to four years, on each anniversary of the grant date

Governance of Our Compensation Program
Our compensation committee regularly reviews best practices in executive compensation and is committed to maintain strong governance standards and stockholder-friendly practices. Our key compensation practices include:
What We Do	What We Avoid
Pay for performance philosophy and culture	Excise tax gross-ups
Majority of pay is variable and linked to corporate and individual performance	Significant perquisites
Double-trigger change-in-control equity provisions	Guaranteed salary increases
Compensation recoupment (“clawback”) policy	Contracts that guarantee employment
Engage an independent compensation consultant	Margin accounts, hedging, pledging, derivatives or short sale transactions in our stock
Responsible use of shares in our long-term incentive program	Repricing stock options without stockholder approval
Annually assesses compensation risk
Recent “Say-on-Pay” Vote
At our August 2020 annual meeting of stockholders, we held a nonbinding, stockholder advisory vote to approve the compensation of our NEOs, commonly referred to as a “say-on-pay” vote. We received favorable support with over 97%, a majority of stockholder votes cast approving the proposal. Our Compensation Committee appreciates this strong support and believes it reflects the efforts to properly align pay with performance while also aligning management and stockholder interests. In addition, at our May 2017 annual meeting of stockholders, the stockholders approved our “say-on-pay frequency of every three years by majority vote. The Compensation Committee considers the outcome of these voting decisions and stockholders concerns when considering future compensation decisions. Stockholders have the opportunity to participate in a say-on-pay vote during the Annual Meeting. We value the opinions of our stockholders.
Compensation Philosophy and Objectives
Our executive compensation program is overseen and administered by the Compensation Committee, of which each member is an independent member of our Board of Directors as defined in the listing rules.
The guiding principle in the development of our compensation strategy is to create and nurture a pay-for-performance culture, where contributions to enhancing stockholder value have the potential to be matched with appropriate financial rewards. The objectives of our compensation program are to:
•
attract the best and brightest employees;

•
motivate successful execution of our corporate objectives;

•
ensure that, consistent with our pay for performance objectives, broad-based compensation programs are aligned with company objectives that when achieved will promote an increase in the value of the Company for our stockholders; and

•
ensure retention of key staff.

Our executive compensation program consists primarily of salary, incentive cash and equity compensation consisting of a mixture of both stock options and RSUs in 2022). Likewise, we maintain compensation programs that cover the majority of employees to align with the variable cash and equity pay component already provided to executive-level employees. We typically make new equity award grants annually and consider adjustments to the components of our executive compensation program in connection with our yearly compensation review, which typically occurs during the first quarter of the year. These determinations are based in part upon market analysis performed by the independent compensation consultant retained by our Compensation Committee as well as by the Company’s business priorities and in consideration of the Company’s resources.
In February 2023, our Compensation Committee approved a mix of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) to be granted to each of our non-Chief Executive Officer NEOs (other than Mr. Fromen, whose employment with us terminated in 2022), and recommended that the Board of Directors approve the same for our Chief Executive Officer, which the Board of Directors approved. After considering input from its compensation consultant, the Compensation Committee and the Board of Directors determined that a mix of 75% RSUs and 25% PSUs (based on target achievement) was appropriate to drive revenue growth and ensure that a meaningful portion of our NEOs’ equity compensation vests only if we achieve significant financial growth. The PSUs will require revenue growth over three years, and the extent of achievement of our revenue growth will be measured based on our revenue for our fiscal year 2025. The PSUs will become eligible to vest upon achievement of a specified threshold level of revenue attainment, and below which no portion of the PSUs will be eligible to vest. Maximum achievement of the revenue goal under the PSUs will result in up to 200% of the target number of shares subject to the PSUs to become eligible to vest. Vesting of any portions of the PSUs for which the revenue goal is achieved will be subject to the NEO’s continued service through the date following the end of the three-year period that achievement is assessed and certified by the Board of Directors or the Compensation Committee.
Process for Setting Executive Compensation
Role of Compensation Committee and Board
The Compensation Committee has the authority to review and approve the compensation of all our executive officers, other than our Chief Executive Officer, whose compensation is recommended by the Compensation Committee and approved by our Board of Directors. From time to time, the Compensation Committee, in its discretion, may also recommend for approval by the Board of Directors any elements of compensation of other executive officers, to the extent that the Compensation Committee deems appropriate or advisable. The Compensation Committee does not have a formula for setting pay and considers a number of factors including experience, role criticality, external market data, internal comparisons, and the future contributions of the executive when setting the level and structure of pay. The Compensation Committee may form and delegate authority to subcommittees when appropriate.
Role of Compensation Consultant
For fiscal year 2022, our Compensation Committee continued the engagement of Aon as its compensation consultant to advise the Compensation Committee in matters related to executive compensation and broader employee compensation programs, including the prevailing market compensation environment and compensation trends. The Compensation Committee provided Aon with instructions regarding the goals of our executive compensation program and the parameters of the competitive review of executive officer compensation packages that it was to conduct. In particular, the Compensation Committee instructed Aon to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to market. The Compensation Committee further instructed Aon to evaluate the following components to assist the Compensation Committee in establishing fiscal year 2022 compensation: base salary; target and actual annual incentive compensation; target and actual total cash compensation (base salary and annual incentive compensation); long-term incentive compensation (equity awards); target and actual total direct compensation (base salary, annual incentive compensation and long-term incentive compensation); and beneficial ownership of our common stock.
Aon reports directly to the Compensation Committee and the Compensation Committee maintains sole authority to direct Aon’s work. Aon provides general observations regarding our executive and broader employee compensation programs. The Compensation Committee meets with Aon in executive session, without management to address various matters under its charter.
The Compensation Committee conducted a specific review of its relationship with Aon in 2022 and 2021. In 2023 the Compensation Committee determined that Aon’s work for the Compensation Committee did not raise any conflicts of interest, and that Aon is independent. Aon’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Securities and Exchange Commission and The Nasdaq Stock Market.
Use of Market Data and Peer Group Analysis
In making compensation decisions for our executive officers, including determining the various key elements of compensation for our NEOs, our Compensation Committee develops and approves a peer group from which to derive certain relevant market data to assist it in the review of the Company’s executive compensation. The Compensation Committee believes that the use of a peer group enables it to be better informed about compensation practices and thereby allows the Company to provide compensation that more effectively helps achieve its recruiting, retention and incentive objectives in a highly competitive market for talent.
In the fourth quarter of 2021, the Compensation Committee engaged Aon to assist in reviewing the peer group established in late 2020 and to determine the appropriate updated peer group in setting 2022 compensation for the NEOs (the “Peer Group”). Upon consultation with Aon and a review of market and peer practices, the Compensation Committee set the following criteria for consideration:
•
Industry — primary emphasis on publicly-traded, US-based medical device, life science tools, and medical technology companies, with a secondary emphasis on comparably sized commercial biotechnology industry companies

•
Revenues — a range of approximately $50 million to $400 million

•
Market Capitalization — a range of approximately $1.5 billion to $16 billion based on the Company’s market capitalization of approximately $5.8 billion as of October 29, 2021

Using these criteria, the Compensation Committee approved the following 20 companies as our Peer Group:
10x Genomics, Inc.	Guardant Health, Inc.	Nevro Corp.
Adaptive Biotechnologies Corporation	Invitae Corporation	Penumbra Inc.
Axonics, Inc.	iRhythm Technologies, Inc.	Quanterix Corporation
Berkeley Lights, Inc.	Maravai LifeSciences Holdings, Inc.	Repligen Corporation
CareDx, Inc.	NanoString Technologies, Inc.	Twist Bioscience Corporation
Castle Biosciences, Inc.	Natera, Inc.	Veracyte, Inc.
Codexis, Inc.	NeoGenomics, Inc.
Fluidigm Corporation was removed based on its market capitalization being generally below the parameters described above; Personalis, Inc. was removed due to falling outside of the market capitalization and revenue ranges; and GenMark Diagnostics, Inc. and Luminex Corporation were removed as such companies were acquired during 2021. The Compensation Committee added Adaptive Biotechnologies

Corporation, Maravai LifeSciences Holdings, Inc., Nevro Corp., Penumbra, Inc., and Repligen Corporation, each of which satisfied all of the targeted criteria described above.
In assisting it in setting (or recommending to our Board of Directors) the compensation for our NEOs, the Compensation Committee reviews the Peer Group data for base salary, target bonus opportunity, equity compensation, target total cash (consisting of base salary and target bonus opportunity), and target total direct compensation (consisting of target total cash and equity compensation).
The Compensation Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. The Compensation Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies. Instead, the Compensation Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.
Role of Executive Officers in Compensation Decisions
Our Compensation Committee seeks and considers input from our Chief Executive Officer regarding our executive officers’ responsibilities, performance and compensation. Our Compensation Committee considers our Chief Executive Officer’s recommendations as well as any other relevant factors (for example, market data, Company performance, internal equity, and the executive’s experience, tenure, skills, and historical and future expected contributions), and approves the specific compensation for all such executive officers. Our Compensation Committee discusses with the Chief Executive Officer the core operational and financial metrics to drive the business forward, and how various forms of variable and incentive compensation can be applied at the executive level to achieve our goals. Our Compensation Committee meets in executive session, without our Chief Executive Officer, when discussing or making recommendations regarding his compensation.
Components of our Executive Compensation Program
Compensation of Our Named Executive Officers
The components of our executive compensation program consist primarily of base salary, incentive cash bonuses, equity awards and broad-based benefits programs. These are the same programs that are used across the Company for alignment within our culture, and to reflect industry practices. We combine short-term compensation components, namely base salaries and variable cash incentives with long-term equity incentive compensation components to provide an overall compensation structure that is designed to financially reward executives for creating additional value for our stockholders, attract and retain key executives and provide incentive for the achievement of short-term and long-term corporate objectives. The Compensation Committee and the Board of Directors believe these elements are appropriate components of executive compensation and are consistent in the technology and life sciences industries.
Base Salary
Base salaries are provided to our NEOs to recognize each such executive’s day-to-day contributions and in order to maintain an executive compensation program that is competitive and reflects appropriate market practices. The Compensation Committee determined base salaries for each of our NEOs based on:
•
the executive’s role and responsibilities,

•
a review of any applicable market data;

•
individual job performance; and

•
internal pay comparisons across the team.

In early 2022, the Compensation Committee reviewed the base salaries of each of our NEOs based on the Peer Group data prepared by Aon and determined (or in the case of our Chief Executive Officer, the Board of Directors determined) to provide a salary increase effective beginning March 2022 for each of our NEOs, other than Mr. Eidel. The Compensation Committee did not consider such adjustments to be a material change to the salaries.
Mr. Eidel, our Chief Commercial Officer, joined the Company in August 2022. His base salary was negotiated and set by our Compensation Committee in connection with his hire. In setting such salary, the Compensation Committee relied on market data provided by Aon in 2021 in connection with the hires of Mr. Van Oene and Mr. Fromen. The Compensation Committee believed that the base salary level approved for Mr. Eidel was appropriate, as well as important in order to recruit him to join the Company.
The annual base salaries for 2022 for our NEOs were as follows:
Name	As of Fiscal Year End 2021 ($)	As of Fiscal Year End 2022 ($)	Change (%)
Christian O. Henry	650,000	670,000	3.1%
Susan G. Kim	430,000	443,000	3.0%
Mark Van Oene	550,000	567,000	3.1%
Jeff Eidel(1)	—	438,000	—
Peter Fromen(2)	425,000	438,000	3.1%

(1)
Mr. Eidel was appointed as Chief Commercial Officer effective August 16, 2022.

(2)
Mr. Fromen served as our Chief Commercial Officer until May 20, 2022.

Short-term Cash Incentives
Variable cash incentives, typically structured as a percentage of base salary, are intended to correlate executive compensation with important corporate objectives that the Board of Directors and our Compensation Committee believe appropriately position the Company for value creation and thereby increase alignment of executives’ interests with those of our stockholders.
The target incentive opportunities for our NEOs for 2022 were as follows:
Name	Target Incentive Opportunity for 2022 as Percentage of Base Salary(1)	Target Incentive Opportunity for 2022 ($)
Christian O. Henry	100%	670,000
Susan G. Kim	50%	221,500
Mark Van Oene	60%	340,200
Jeff Eidel(1)	50%	82,800
Peter Fromen	50%	219,000

(1)
Other than for Mr. Eidel, who joined our company in August 2022, the target incentive opportunity percentage for each NEO remained unchanged from fiscal year 2021.

(2)
Target incentive opportunity for Mr. Eidel is prorated based on his start date of August 16, 2022.

In early 2022, upon the recommendation of the Compensation Committee, the Board of Directors approved our 2022 variable cash incentive program, under which the participating NEOs were afforded the opportunity to earn awards based on the achievement of certain preestablished performance criteria. These performance criteria included:
•
Exceeding $180 million in fiscal year 2022 GAAP revenue, exceeding 47% in fiscal year 2022 non-GAAP gross margin and achieving non-GAAP earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) of at least -$190 million (collectively weighted 20%);

•
Achievement of certain platform development and system output goals (which collectively include nine goals) (collectively weighted at 45% in aggregate);

•
Achievement of certain manufacturing and quality goals (which collectively include six goals) (weighted at 15% in aggregate);

•
Driving certain research efforts (which includes three goals) (weighted at 10% in aggregate); and

•
Developing an inspired workforce, and optimizing organizational structure, including the integration of Omniome into the organization (which includes four goals) (weighted at 10% in aggregate).

For a detailed definition of Adjusted EBITDA and non-GAAP gross margin, as well as a reconciliation between GAAP and non-GAAP information, please see Annex A to this proxy statement.
The Compensation Committee and the Board of Directors believed that these goals were appropriate for 2022 given that the Company intended to advance the development of current products and future product candidates. Due to certain of the goals relating to our product development portfolios, certain manufacturing and quality initiatives, research efforts and workforce changes, being closely tied to the Company’s business strategy or other confidential information of the Company, any additional information otherwise considered material regarding performance goal targets were not provided in order to avoid competitive harm to the Company’s business (and ultimately to the Company’s stockholders) from such disclosures.
If our 2022 revenue was at least $200 million, a revenue multiplier would apply at 1.2x. In addition, bonuses under our 2022 variable cash incentive program were conditioned on our 2022 revenue being at least $130 million. If such revenue level was not achieved, no bonuses would become payable under our program. Further, depending on individual performance during 2022, our Compensation Committee retained the discretion to adjust any bonus amounts up or down within the range of 0% to 100% of the amount otherwise payable. In 2022, no bonus amounts were adjusted as a result of individual performance. Consistent with prior years, we established our primary and secondary goals to be stretch goals that are intentionally challenging such that performance at target would require significant achievements across multiple performance criteria. For example, in 2019, 2020 and 2021, achievement versus the corporate objectives under the variable cash incentive program resulted in payouts of 90%, 80% and 116% of the target levels, respectively.
Following the end of the year, the Compensation Committee and the Board of Directors assessed the extent of achievement of the performance criteria established under the 2022 variable cash incentive program. Our 2022 revenue was under the threshold of $130 million required to pay bonuses under the 2022 variable cash incentive program. In reviewing our revenue results, the Compensation Committee and the Board of Directors noted that the decline in revenue was primarily caused by a decrease in instrument revenue, due in part to the robust demand for Revio, which displaced previously anticipated Sequel IIe sales; the Compensation Committee and the Board of Directors believed that revenues for 2022 likely would have exceeded $130 million had Revio not displaced these sales. The Compensation Committee and the Board of Directors also noted that 2022 revenue of $128.3 million was substantially close to achievement of the $130 million threshold. Based on such considerations, the Compensation Committee and the Board of Directors waived the requirement to achieve a threshold 2022 revenue of $130 million under our 2022 variable cash incentive program.
Typically, with respect to the variable cash incentive program, the Chief Executive Officer provides an evaluation of the Company’s actual performance against the performance goals and makes a recommendation for the funding of the program and the individual awards other than his own award. Based on the Compensation Committee’s assessment, and the Board of Director’s assessment with respect to the Chief Executive Officer’s performance, the final awards are determined, making adjustments up or down for the actual incentive cash paid for each of these NEOs, to reflect the individual’s contributions to the Company’s goals.

Following 2022, the Compensation Committee and the Board of Directors reviewed the extent to which the performance objectives were achieved under our variable cash incentive program for the year with respect to the various goals. The Compensation Committee recommended, and the Board of Directors approved, the following achievements:
Performance Objectives	Achievement
Financial Goals (Collectively Weighted at 20%)
Exceeding $180 million in fiscal year 2022 revenue	$128.3 million, resulting in achievement at 0%
Exceeding non-GAAP gross margin of 47% in fiscal year 2022	39%, resulting in achievement at 0%
Achieving Adjusted EBITDA of $(190 million) in fiscal year 2022	$(216 million), resulting in achievement at 0%
Non-Financial Goals (Collectively Weighted at 80%)
Achievement of certain platform development and system output goals (collectively weighted at 45%)	9 goals achieved at a total of approximately 30.0% achievement
Achievement of certain manufacturing and quality goals (which collectively include six sub-goals) (collectively weighted at 15%)	6 goals achieved at a total of approximately 9.6% achievement
Driving certain research efforts (collectively weighted at 10%)	3 goals achieved at total of approximately 10.0%
Developing an inspired workforce, and optimizing organizational structure, including the integration of Omniome into the organization (collectively weighted at 10%) Total Score for Goals:	4 goals achieved at a total of approximately 6.3% achievement Of the 25 goals, including both financial and non-financial goals, achievement at a total of approximately 56%
As a result, the financial goals were achieved at 0%, the non-financial goals were achieved overall at 56%, and a revenue multiplier of 1.0x was applied to bonuses payable under the 2022 variable cash incentive program. Based on achievement of the non-financial goals for 2022, the bonuses were paid at 56% of target bonus opportunities and our NEOs received bonus payouts in the following amounts for 2021:
Name	2021 Target Bonus Opportunity (as a % of salary)	2022 Salary	2022 Actual Bonus (as a% of Target Bonus Opportunity)	2022 Actual Bonus ($)
Christian O. Henry	100%	$670,000	56%	$375,200
Susan G. Kim	50%	$443,000	56%	$124,040
Mark Van Oene	60%	$567,000	56%	$190,512
Jeff Eidel	50%	$438,000	56%	$46,368(1)
Peter Fromen	50%	$438,000	—	—(2)

(1)
Mr. Eidel was appointed to his position effective August 16, 2022. His bonus amount was prorated to reflect the period during which he was employed with us in 2022.

(2)
Mr. Fromen served as our Chief Commercial Officer until May 20, 2022, thus forfeiting his bonus.

New Hire Signing Bonus
In 2022, we paid a one-time cash signing bonus to Mr. Eidel in connection with his hire in August 2022, in the amount of $225,000. This bonus was negotiated with Mr. Eidel in connection with his hire. The Compensation Committee believed that this bonus was appropriate, including in part to compensate him for compensation awards he would have been eligible to receive from his former employer that he forfeited upon commencing employment with us. In the event that Mr. Eidel resigns for any reason prior to completing one year of employment with us, then he will be required to repay a prorated portion of the signing bonus based on the portion of such year that he did not remain employed with us.
Equity Incentives
We believe that equity awards more closely align the interests of our key employees with the development of long-term value for our stockholders. Historically, the Compensation Committee and the Board of Directors have used stock options, time-based RSUs or PSUs to align executives’ interests with that of our stockholders. For 2022, the Compensation Committee and the Board of Directors considered stock options and time-based RSUs. Accordingly, for annual equity awards, the Company granted to each of Mr. Henry, Ms. Kim, Mr. Van Oene and Mr. Fromen equity awards in the form of stock options and time-based RSUs. The equity awards for Mr. Eidel were granted based on the terms offered to him in connection with his hire. These were granted in the form of a mix of stock options and time-based restricted stock units, which the Compensation Committee and the Board of Directors believed was appropriate in order to align their interests with the development of long-term value to our stockholders. Our equity incentive award program for 2023 includes PSUs, as described above, to further align the interests of our executives with those of our stockholders.
2022 Annual Equity Awards.   In determining the annual equity awards for 2022 to the NEOs, the Compensation Committee and the Board of Directors considered the Peer Group data, including the size of the awards as a percent of the Company as well as on a grant date value basis. This information as well as overall company dilution were considered when determining any grants to our NEOs. The Compensation Committee also considered the realized or unrealized value of prior equity awards (if any, e.g., other than for newly hired executives). There is no set formula for weighting these factors given the critical nature of each role to the Company, and how this might vary from roles at similarly situated companies. For 2022, the Compensation Committee and the Board of Directors believed that a greater emphasis on stock options would be appropriate for incentive to drive future growth and business success for the Company. Accordingly, the mix of equity awards for 2022 generally was weighted more heavily in stock options than RSUs. The Compensation Committee, and the Board of Directors with respect to our Chief Executive Officer, continued to grant RSUs to balance the objectives of incentive and retention as well as in consideration of factors such as overall dilution, burn rate and overhang.
Equity awards to our NEOs are considered by the Compensation Committee and the Board of Directors additionally in the context of the total compensation mix that may be allocated among salary, cash incentives and long-term compensation. The Compensation Committee and the Board of Directors also consider the criticality of these roles to the Company as well as the retention objectives for maintaining leadership stability for leading the business forward. The 25th percentile, 50th percentile and 75th percentile pay range for our Peer Group was provided to the Compensation Committee and the Board of Directors, which in turn used this data as a guide in determining equity awards for our NEOs, however, discretion was still observed by the Compensation Committee and the Board of Directors, as applicable.
The Compensation Committee and the Board of Directors in particular reviewed the Peer Group data for the compensation of chief executive officer and chief financial officer roles and observed that the target total direct compensation for each of Mr. Henry and Ms. Kim generally was at or below the 25th percentile of Peer Group practices, including that equity compensation for each also generally fell at or below the 25th percentile of the Peer Group. Given our strong cash results for 2021 and the Company’s then market capitalization and relative total shareholder return, the Compensation Committee and the Board of Directors believed, based on performance and to maintain competitiveness in our executive compensation program, that an increase in Mr. Henry’s and Ms. Kim’s equity compensation would be appropriate for 2022 to move them closer to a market-competitive level. The equity compensation for Messrs. Fromen and Van Oene for 2022 is lower than as provided in 2021, reflecting that their 2021 equity awards were one-time grants made in connection with each such executive’s hire.
New Hire Equity Awards.   In connection with Mr. Eidel’s hire effective August 16, 2022, the Company negotiated a new hire compensation package with Mr. Eidel as set forth in his offer letter. In reviewing the market data for recruiting Mr. Eidel to join the Company, the Compensation Committee considered in mid-2022, among other things, the number of shares subject to awards necessary to offer a compelling and competitive compensation package on a relative basis compared to his former employer, as well as the extent to which Mr. Eidel would be forfeiting equity awards from his prior employer.
The following table sets forth the number of shares of our common stock subject to the stock options and RSUs granted to our NEOs in 2022:
	Annual Equity Grants(1)		New Hire Equity Grants(1)
Name	RSUs (#)	Stock Options (#)	RSUs (#)	Stock Options (#)
Christian O. Henry	107,500	642,300	—	—
Susan G. Kim	40,000	239,000	—	—
Mark Van Oene(2)	372,500	433,200	—	—
Jeff Eidel(3)	—	—	300,000	600,000(4)
Peter Fromen	50,000	298,700	—	—

(1)
Represents awards granted under our 2020 Equity Incentive Plan, except as noted.

(2)
In early 2022, Mr. Van Oene was granted RSUs covering 72,500 shares. In mid-2022, in connection with certain retention-related objectives with respect to Mr. Van Oene, the Compensation Committee additionally approved a grant of time-based RSUs covering 300,000 shares of our common stock to Mr. Van Oene.

(3)
Mr. Eidel was appointed as Chief Commercial Officer effective August 16, 2022.

(4)
Includes 475,000 option awards granted under our 2020 Inducement Equity Incentive Plan (the “Inducement Plan”).

In mid-2022, in connection with certain retention-related objectives with respect to Mr. Van Oene, the Compensation Committee additionally approved a grant of time-based RSUs covering 300,000 shares of our common stock to Mr. Van Oene.
Insider Trading Policy; Prohibition on Short Sales, Hedging & Pledging
Directors and employees of the Company, including executive officers, are prohibited by the Company’s Insider Trading Policy from: (1) engaging in short sales of Company securities; (2) engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities; (3) pledging Company securities as collateral for loans; and (4) holding the Company’s common stock in margin accounts.
Clawback Policy
We have adopted a clawback policy applicable to our executive officers. If the Compensation Committee determines that an executive officer’s gross negligence, intentional misconduct or fraud caused or partially caused us to restate our financial statement(s) due to a material error in such statement(s), under certain circumstances the Compensation Committee has the authority and discretion to, within a period of time following the restatement, to require the executive officer to repay incentive compensation that would not have been payable based on the restated financial results. Incentive compensation for purposes of this policy means an executive officer’s cash-based incentive or performance-based equity compensation paid or payable in whole or in part based on achievement of our financial or operating performance. The performance- based equity compensation does not include awards that vest solely based on continued service. Pursuant to its charter, the Compensation Committee has the authority to review, adopt, amend, terminate, and oversee our clawback policy if and as the Compensation Committee deems necessary or appropriate as well as if required by law.
In addition to all awards granted under our 2020 Plan and 2020 Inducement Plan being subject to our clawback policy, these plans also provide that the plan administrator may require a participant in such plan to forfeit, return or reimburse us all or a portion of an award granted thereunder and any amounts paid under such award as necessary or appropriate to comply with applicable laws. Under such plans, the plan administrator further can set forth in an award agreement that a participant’s rights, payments, and benefits under an award granted under such plans will be subject to claw back upon the occurrence of specified events.
Benefits
We provide the following benefits to our NEOs on the same basis provided to our employees:
•
health, dental and vision insurance;

•
health savings account (HSA);

•
life, travel accident, and accidental death and dismemberment insurance;

•
a 401(k) plan;

•
short-term and long-term disability insurance;

•
health care, dependent care and commuter flexible spending accounts;

•
an employee assistance program; and

•
an employee stock purchase plan.

During 2022, because Mr. Fromen, who is a United States citizen and resident, was seconded to work in the Company’s UK office, he was provided with certain living expenses, UK comprehensive medical insurance and tax equalization benefits pursuant to our tax equalization policy.
Change in Control and Severance Benefits
We have entered into change in control severance agreements with each of our NEOs as described further below under the section titled “Employment Agreements and Change in Control Arrangements.” We entered into a change in control severance agreement with Mr. Eidel in 2022 in connection with his hire. It is expected that from time to time, we would consider the possibility of an acquisition by another company or other change in control event. We recognize that the occurrence or possibility of such a transaction could be a distraction to the NEOs and could cause the individual to consider alternative employment opportunities. We believe that it is important to provide these individuals with severance benefits upon a qualifying termination in connection with a change in control to secure our NEOs’ continued services to us notwithstanding the occurrence, possibility or threat of a change in control, provide them with an incentive to maximize our value in connection with a change in control for the benefit of our stockholders, and provide them with enhanced financial security. These change in control severance arrangements generally do not affect the determination of our NEOs’ key compensation elements.
Tax Considerations
We have not provided any NEO or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code of 1986, as amended (or the “Code”). Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.
In 2022, due to the limitations of Code Section 162(m), we generally would have received a federal income tax deduction for compensation paid to our Chief Executive Officer and to certain other highly compensated employees only if the compensation was less than $1,000,000 per person during the year. As a result of the Tax Cuts and Jobs Act of 2017, the ability to rely on the “performance-based” compensation exception under Code Section 162(m) was eliminated in 2017. Thus, following the effectiveness of this change, we generally will not be able to take a deduction for any compensation paid to our NEOs and certain other employees in excess of $1,000,000. We did not structure our compensation for our NEOs to qualify as performance-based compensation under Code Section 162(m). We accumulated net operating losses over several years and could not currently benefit from deductions we might otherwise be able to take if we did qualify compensation as performance-based under Code Section 162(m). Further, Code Section 162(m) generally had required a certain rigidity to qualify compensation as performance-based and we believed that it was in the Company’s best interest to retain flexibility and to structure programs in a manner to incentivize our executives to drive long-term stockholder value. Nonetheless, our Compensation Committee maintained for 2022, and intends to continue to maintain, an approach to executive compensation that strongly links pay to performance.
Equity Grant Practices
We maintain an equity award granting policy, pursuant to which stock options and other equity awards granted to our new employees below the level of vice president generally become effective on the first 15th day of the month to occur following approval of the equity award by the Compensation Committee (or the Board of Directors, as applicable), whereas stock options granted to our new employees at the level of vice president and above generally become effective on the date of hire. Any equity awards to be granted to newly hired employees below the level of vice president generally are not considered for approval until at least the month following the month in which employment begins. The Compensation Committee has delegated authority to an Equity Award Grant Committee consisting of our Chief Executive Officer, Chief Financial Officer, Chief People Officer and General Counsel, to approve equity awards covering shares of our common stock, within the range of guidelines approved by the Board of Directors or Compensation Committee (based on job grade) and pursuant to our equity award granting policy approved by the Board of Directors (including any revision thereto approved by the Board of Directors or a committee thereof), to newly-hired employees who are below the level of vice president (or equivalent title) and who are not subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
Compensation Committee Report
This report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.
The Compensation Committee has reviewed and discussed with management the disclosures contained in the above section entitled “Compensation Discussion and Analysis”. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.
Members of the Compensation Committee
William Ericson (Chair)
Marshall Mohr
John F. Milligan, Ph.D.
Compensation Risk Assessment
At the direction of the Compensation Committee, in conjunction with a compensation consultant’s assessment, we previously reviewed our compensation practices and policies and our findings were presented to the Compensation Committee for consideration. After consideration of the information presented, the Compensation Committee has concluded that our compensation programs, including our executive compensation program, do not encourage excessive risk taking by our executives or other employees. As a result, we believe that our employee compensation program does not create risk that is reasonably likely to have a material adverse effect on our Company.
Compensation Committee Interlocks and Insider Participation
None of our Compensation Committee members is or has been one of our officers or employees in 2022.
There were not any director interlocks among members of our Board of Directors in 2022.

Executive Compensation Tables
Summary Compensation Table
The following table provides information regarding the compensation of our NEOs for the years ended December 31, 2022, 2021, and 2020, respectively:
Summary Compensation Table for Fiscal Years 2022, 2021 and 2020
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Christian O. Henry(3) President, Chief Executive Officer	2022	666,667	—	1,257,750	4,260,247	375,200	56,387(4)	6,616,251
	2021	650,000	—	695,550	752,502	754,650	14,229(5)	2,866,931
	2020	194,583	31,677(6)	5,490,000	6,345,900	183,323	233,287(7)	12,478,770
Susan G. Kim(8) Chief Financial Officer	2022	440,833	—	468,000	1,585,239	124,040	—	2,618,112
	2021	421,875	—	292,131	316,051	249,615	—	1,279,672
	2020	108,538	95,224(9)	1,440,000	2,219,320	35,109	—	3,898,191
Mark Van Oene(10) Chief Operating Officer	2022	564,167	—	2,918,250	2,873,329	190,512	17,433(11)	6,563,691
	2021	539,776	200,000(12)	12,294,500	14,889,375	375,782	—	28,299,433
Jeff Eidel(13) Chief Commercial Officer	2022	164,250	225,000(12)	2,400,000	2,965,867	46,368	—	5,801,485
Peter Fromen(14) Former Chief Commercial Officer	2022	170,506	—	585,000	1,981,217	—	168,976(15)	2,905,699
	2021	417,099	125,000(12)	5,872,000	6,352,800	241,981	329,010(16)	13,337,890

(1)
Amounts shown represent the aggregate grant date fair value of restricted stock unit and stock option awards granted in 2022, 2021 and 2020, respectively. These amounts have been computed in accordance with FASB ASC 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our financial statements included our annual report on Form 10-K for the year ended December 31, 2022.

(2)
Amounts shown represent all earnings on non-equity incentive plan compensation.

(3)
Mr. Henry was appointed as Chair of the Board of Directors on March 2, 2020. He was appointed as Chief Executive Officer effective September 14, 2020, at which time he stepped down as Chair of the Board but continued to serve on the Board of Directors.

(4)
Consists of $16,142 in costs covered by the Company for Mr. Henry in connection with his participation in a sales incentive trip in 2022 and imputed income of $40,245 in connection with non-Company personnel who accompanied Mr. Henry on certain business trips on aircraft paid for by the Company; no additional amounts were actually paid in connection with the additional personnel who traveled on the aircraft with Mr. Henry. Mr. Henry fully reimburses the Company for all applicable withholding taxes associated with the imputed income related to such travel.

(5)
Represents imputed income in connection with non-Company personnel who accompanied Mr. Henry on certain business trips on aircraft paid for by the Company; no additional amounts were actually paid in connection with the additional personnel who traveled on the aircraft with Mr. Henry. Mr. Henry fully reimbursed the Company for all applicable withholding taxes associated with the imputed income related to such travel.

(6)
Represents Mr. Henry’s 1H2020 bonus of $31,677.

(7)
Represents compensation paid to Mr. Henry in his capacity as a non-employee director, consisting of $90,667 of fees earned in cash and $142,620 for the grant date fair value of stock option awards. The fees earned in cash consist of $67,917 in annual retainer fees, $17,500 in lead independent director fees and $5,250 in Compensation Committee fees. On March 16, 2020, in connection with his appointment as Chair of the Board, Mr. Henry was granted stock options to purchase 35,000 shares and on August 4, 2020, Mr. Henry received an annual non-employee director grant of stock options to purchase 46,499 shares.
(8)
Ms. Kim was appointed as Chief Financial Officer effective September 28, 2020.

(9)
Represents a one-time signing bonus of $75,000 and 1H2020 bonus of $20,224.

(10)
Mr. Van Oene was appointed as Chief Operating Officer effective January 8, 2021.

(11)
Represents costs covered by the Company for Mr. Van Oene in connection with his participation in a sales incentive trip in 2022.

(12)
Represents a one-time signing bonus.

(13)
Mr. Eidel was appointed as Chief Commercial Officer effective August 16, 2022.

(14)
Mr. Fromen was appointed as Chief Commercial Officer effective January 8, 2021.

(15)
Consists of $63,187 of payments made by the Company for living expenses, $13,129 of payments made by us for UK comprehensive medical insurance, $45,304 for payout of accumulated vacation, $5,790 of payments made by us for income tax preparation, and certain tax-equalization benefits of $41,566 under our tax equalization policy.

(16)
Consists of $143,154 of payments made by the Company for living expenses, $28,007 of payments made by us for UK comprehensive medical insurance, and certain tax-equalization benefits of $157,849 under our tax equalization policy.

Grants of Plan-Based Awards
The following table provides information regarding the plan-based awards granted to our NEOs for the year ended December 31, 2022:
Grants of Plan-Based Awards for Fiscal Years 2022
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payments Under Equity Incentive Plan Awards (#)			Other Stock Awards: Number of Shares of Stock or Units (#)	Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Christian O. Henry	02/01/2022(3)	—	670,000	804,000	—	—	—	—	—	—	—
	03/02/2022	—	—	—	—	—	—	107,500(4)	—	—	1,257,750
	03/02/2022	—	—	—	—	—	—	—	642,300(4)	11.70	4,260,247
Susan G. Kim	02/01/2022(3)	—	221,500	265,800	—	—	—	—	—	—	—
	03/02/2022	—	—	—	—	—	—	40,000(4)	—	—	468,000
	03/02/2022	—	—	—	—	—	—	—	239,000(4)	11.70	1,585,239
Mark Van Oene	02/01/2022(3)	—	340,200	408,240	—	—	—	—	—	—	—
	03/02/2022	—	—	—	—	—	—	72,500(4)	—	—	848,250
	03/02/2022	—	—	—	—	—	—	—	433,200(4)	11.70	2,873,329
	08/25/2022	—	—	—	—	—	—	300,000(4)	—	—	2,070,000
Jeff Eidel	02/01/2022(3)	—	82,800(5)	99,360(5)	—	—	—	—	—	—	—
	08/16/2022	—	—	—	—	—	—	300,000(4)	—	—	2,400,000
	08/16/2022	—	—	—	—	—	—	—	475,000(6)	8.00	2,347,978
	08/16/2022	—	—	—	—	—	—	—	125,000(4)	8.00	617,889
Peter Fromen	02/01/2022(3)	—	—	—	—	—	—	—	—	—	—
	03/02/2022	—	—	—	—	—	—	50,000(4)	—	—	585,000
	03/02/2022	—	—	—	—	—	—	—	298,700(4)	11.70	1,981,217

(1)
The target amounts shown in this column reflect our annual cash incentive plan awards. The maximum amounts in this column reflect the greatest payouts that could be made if pre-established maximum performance levels were met or exceeded. Actual 2022 cash incentive payouts are reflected in the non- equity incentive plan compensation column of the Summary Compensation Table.

(2)
All amounts reported represent the grant date fair value of the equity awards, calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. See Note 10 of the notes to our audited consolidated financial statements included in our Form 10-K for a discussion of assumptions made in determining the grant date fair value.

(3)
Corresponds to the date on which our Compensation Committee set the target cash incentive amounts payable to each of our executive officers for 2022. The payouts were based on achievement of Company goals and individual performance, as discussed in the section of our Compensation Discussion and Analysis titled “Short-term Cash Incentives.”

(4)
Represents awards granted under our 2020 Plan.

(5)
The target amounts for Mr. Eidel are prorated based on his start date of August 16, 2022.

(6)
Represents awards granted under our 2020 Inducement Plan.

Outstanding Equity Awards at Fiscal Year-End
The following table presents certain information concerning equity awards held by the NEOs that were so designated at the end of the year ended December 31, 2022. The table excludes Mr. Fromen, who served as our Chief Commercial Officer until May 20, 2022, because Mr. Fromen had no equity awards outstanding as of December 31, 2022, due to the termination of his employment with us in May 2022.
Outstanding Equity Awards at Fiscal Year-End 2022
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
		Exercisable (#)	Unexercisable (#)
Christian O. Henry	7/27/2018	35,000	—	3.66	7/27/2028
	3/16/2020	32,083	2,917(3)	2.45	3/16/2030
	8/4/2020	46,499	—	3.89	8/4/2030
	9/15/2020	843,742	656,258(4)	7.32	9/15/2030
	9/15/2020					375,000(5)	3,067,500
	2/16/2021	13,749	16,251(6)	46.37	2/16/2031
	2/16/2021					11,250(5)	92,025
	3/2/2022	120,429	521,871(6)	11.70	3/2/2032
	3/2/2022					107,500(5)	879,350
Susan G. Kim	9/28/2020	224,998	175,002(4)	9.60	9/28/2030
	9/28/2020					75,000(5)	613,500
	2/16/2021	5,774	6,826(6)	46.37	2/16/2031
	2/16/2021					4,725(5)	38,651
	3/2/2022	44,811	194,189(6)	11.70	3/2/2032
	3/2/2022					40,000(5)	327,200
Mark Van Oene	1/8/2021	359,372	390,628(4)	36.70	1/8/2031
	1/8/2021					251,250(5)	2,055,225
	3/2/2022	81,223	351,977(6)	11.70	3/2/2032
	3/2/2022					72,500(5)	593,050
	8/25/2022					300,000(5)	2,454,000

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
		Exercisable (#)	Unexercisable (#)
Jeff Eidel	8/16/2022	—	125,000(4)	8.00	8/16/2032
	8/16/2022	—	475,000(4)	8.00	8/16/2032
	8/16/2022					300,000(5)	2,454,000

(1)
Includes RSUs that are subject to continued service-based vesting.

(2)
The value of stock awards not vested was computed by multiplying (x) the closing price of $8.18 for the Company’s common stock on December 30, 2022, and (y) the number of shares of the Company’s common stock subject to the award as of such date.

(3)
The option vests over three years with 1/3rd of the total number of shares vesting on the first anniversary of the date of grant and 1/36th of such shares vesting monthly thereafter until fully vested, subject to continued service with us through each applicable vesting date.

(4)
The option vests over four years with 1/4th of the total number of shares vesting on the first anniversary of the date of grant and 1/48th of such shares vesting monthly thereafter until fully vested, subject to continued service with us through each applicable vesting date.

(5)
The RSUs vest over four years with 1/4th of the shares vesting on each anniversary of the award’s grant date until fully vested, subject to continued service with us through each applicable vesting date.

(6)
The option vests over four years with 1/48th of the shares vesting monthly until fully vested, subject to continued service with us through each applicable vesting date.

Option Exercises and Stock Vested During Fiscal Year 2022
The following table lists the number of shares acquired and the value realized as a result of vesting of RSUs by the NEOs that were so designated for the year ended December 31, 2022.
The value realized on vesting is calculated by multiplying the number of shares acquired on vesting by the market price of common stock on the vesting date. None of our NEOs exercised stock options during the year ended December 31, 2022.
Option Exercises and Stock Vested During Fiscal Year 2022
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christian O. Henry	191,250	1,283,925
Susan G. Kim	39,075	238,086
Mark Van Oene	83,750	1,403,650
Jeff Eidel	—	—
Peter Fromen	40,000	670,400
Employment Agreements and Change in Control Arrangements
We entered into change in control and severance agreements with each of our NEOs.
The change in control and severance agreements with Mr. Henry, Ms. Kim, Mr. Van Oene, Mr. Fromen and Mr. Eidel provide that if we terminate his or her employment with us for a reason other than “cause,” his or her death or “disability,” or he or she resigns for “good reason,” in each case, as set forth in the applicable change in control and severance agreement, he or she would be entitled to:
•
continuing payments of base salary in effect immediately before the termination of his or her employment or, in the case of resignation for “good reason” due to a material reduction in his or her base pay, the base salary as in effect immediately prior to the reduction, for a period of (1) in the case of Mr. Henry, 18 months; and (2) in the case of Ms. Kim, Mr. Van Oene, Mr. Fromen and Mr. Eidel 12 months;
•
in the case of Mr. Henry, his then-outstanding equity awards that are, as of the date of termination of employment with the Company, to vest solely based on continued service to the Company, will immediately vest as to the number of shares of common stock subject to each such equity award that otherwise would have vested had he remained an employee of the Company through the six-month anniversary of the qualifying termination; and

•
company-paid or company-reimbursed premiums for continuation coverage as applicable, pursuant to COBRA for himself or herself and his or her eligible dependents (as applicable), subject to his or her timely election to continue such coverage, for up to 18 months (for Mr. Henry), up to 12 months (for Ms. Kim, Mr. Van Oene, Mr. Fromen and Mr. Eidel) following termination of employment.

The change in control and severance agreements with Mr. Henry, Ms. Kim, Mr. Van Oene, Mr. Fromen and Mr. Eidel provide that if, during a change in control (as defined in the change in control and severance agreements) period, we terminate his or her employment with us for a reason other than “cause,” his or her death or “disability,” or he or she resigns for “good reason,” in each case, as set forth in the applicable change in control and severance agreement, he or she would be entitled to:
•
continuing payments of base salary in effect immediately before the termination of his or her employment or, if greater, the base salary as in effect immediately before the merger, for a period of (1) in the case of Mr. Henry, 18 months; (2) in the case of Ms. Kim, Mr. Van Oene, Mr. Fromen and Mr. Eidel 12 months, in each case from the date of termination of employment;

•
in the case of Mr. Henry, Ms. Kim, Mr. Van Oene, Mr. Fromen and Mr. Eidel, a lump sum cash payment equal to his or her annualized target cash bonus in effect for the year in which the qualifying termination occurs, provided that such amount will be prorated based on a fraction, the numerator of which is the number of days during which he or she was employed with the Company (or its successor) in the year that the qualifying termination occurs, and the denominator of which is the total number of days in such year;

•
100 percent of the unvested portion of his or her then-outstanding equity awards will vest immediately and, to the extent applicable, become exercisable; and

•
company-paid or company-reimbursed premiums for continuation coverage as applicable, pursuant to COBRA for himself or herself and his or her eligible dependents (as applicable), subject to his or her timely election to continue such coverage, for up to 18 months (for Mr. Henry), or 12 months (for Ms. Kim, Mr. Van Oene, Mr. Fromen and Mr. Eidel) following termination of employment.

In order to receive the benefits under the change in control and severance agreement, the executive officer must execute and not revoke a separation and release of claims agreement in our favor. The executive officer also is required to comply with the terms of any confidential information and invention assignment agreement entered into with us. For each of Ms. Kim, Mr. Van Oene, Mr. Fromen and Mr. Eidel, such confidential information and assignment agreement includes obligations relating to confidentiality of our proprietary information, as well as non-solicitation of our employees for a period of 12 months following the termination of his or her employment.
Each severance agreement provides that, if any payment or benefits to the applicable NEO (including the payments and benefits under his or her severance agreement) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and therefore would be subject to an excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax; or (2) not reduced, whichever, after taking into account all applicable federal, state, and local employment taxes, income taxes and the excise tax, results in his or her receipt, on an after-tax basis, of the greater payments and benefits.
Under the change in control and severance agreements for each of Mr. Henry, Ms. Kim, Mr. Van Oene, Mr. Fromen and Mr. Eidel, the following definitions are used:
•
“Cause” generally means (1) conviction of any felony; (2) conviction of any crime involving moral turpitude or dishonesty that causes, or is likely to cause, material harm to us; (3) participation in a fraud or willful act of dishonesty against us that causes, or is likely to cause, material harm to us; (4) intentional and material damage to our property; or (5) material breach of our proprietary information and inventions agreement;
•
“Change in control” generally means, with certain exceptions as detailed in the change in control and severance agreement, a change in our ownership that occurs upon acquisition by a person, or persons acting as a group, of our stock resulting in such person(s) having more than 50% of the total voting power of our stock, or a change in our effective control due to a majority of the members of our Board of Directors being replaced during a 12-month period by members of our Board of Directors whose appointments or elections are not endorsed by the majority of the members of the Board of Directors before the date of appointment or election, or a change in a substantial portion of our assets that occurs when a person or persons acting as a group acquires or has acquired within 12 months our assets having a total gross fair market value equal to at least 50% of the total gross fair market value of all of our assets.

•
“Change in control period” generally means for each of Mr. Henry, Ms. Kim, Mr. Van Oene, Mr. Fromen and Mr. Eidel the period beginning upon the occurrence of a change in control (as defined in the change in control and severance agreement) through the date 12 months following a change in control (as defined in the change in control and severance agreement) and continuing through the date that is 12 months following a change in control.

•
“Disability” generally means an executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; and

•
“Good reason” generally means an executive’s termination of employment within 30 days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without his or her express written consent: (1) (i) for each of Ms. Kim, Mr. Van Oene, Mr. Fromen and Mr. Eidel, a material reduction of his or her duties, authority, or responsibilities, relative to the executive’s duties, authority, or responsibilities as in effect immediately prior to such reduction; provided, however, that a reduction in duties, authority, responsibilities solely by virtue of our being acquired and made part of a larger entity (for example, where he or she retains essentially the same responsibility and duties of the subsidiary, business unit or division substantially containing our business following a change in control) shall not constitute good reason; (ii) for Mr. Henry, a material reduction of his duties, authority, or responsibilities, relative to his duties, authority, or responsibilities as in effect immediately prior to such reduction; (2) (i) for each of Ms. Kim, Mr. Van Oene, Mr. Fromen and Mr. Eidel, a material reduction by the Company in his or her annualized base pay as in effect immediately prior to such reduction (in other words, a reduction of more than 10 percent of his or her annualized base compensation in any one year, other than a reduction applicable to executives generally that does not adversely affect him or her to a greater extent than other similarly-situated executives); (ii) for Mr. Henry, a material reduction by the Company in his annualized base pay as in effect immediately prior to such reduction (in other words, a reduction of more than 10 percent of his or her annualized base compensation in any one year; (3) for each of the NEOs, the relocation of his or her principal place of performing his or her duties as an employee of the Company by more than 50 miles; or (4) for each of the NEOs, the Company’s failure to obtain the assumption of the change in control and severance agreement by a successor; except that, in order for an event to qualify as good reason, he or she must not terminate employment without first providing PacBio with written notice of the acts or omissions constituting the grounds for good reason within 90 days of the initial existence of the grounds for good reason and a reasonable cure period of not less than 30 days following the date of such notice.

Mr. Fromen did not receive any severance in connection with his termination of employment in May 2022. Mr. Fromen’s change in control and severance agreement terminated in connection with such separation.
Equity Incentive Plans
As of December 31, 2022, each of our NEOs held equity awards granted under the Company’s 2020 Plan, and each of Mr. Van Oene and Mr. Eidel held equity awards granted under the Company’s Inducement

Plan. Such plans provide that, in the event of a merger or change in control (as defined in such plan) of the Company, if the successor corporation does not assume or substitute for outstanding awards under such plan, the awards will fully vest (and with respect to options and stock appreciation rights, become exercisable) and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100 percent of the target levels and all other terms and conditions met. In addition, if options and stock appreciation rights are not assumed or substituted in the event of the Company’s change in control, the administrator of such plan will notify the award holders that such awards will be exercisable for a period of time determined by such plan’s administrator and terminate upon expiration of such period. The following table describes the potential payments and benefits to each of our NEOs that were so designated and eligible for severance benefits as of December 31, 2022, (1) following a termination of employment without cause, and other than due to the executive officer’s death or a disability, or his or her resignation for good reason and (2) following a termination of employment without cause, and other than due to the executive officer’s death or a disability, or his or her resignation for good reason during a change in control period, based on the severance and change in control provisions described above and based on equity awards outstanding as of December 31, 2022. Actual amounts payable to each NEO listed below upon termination can only be determined definitively at the time of each executive’s actual departure. In addition to the amounts shown in the table below, each executive officer would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred.
As of December 31, 2022, Mr. Henry also held equity awards granted pursuant to the 2010 Director Plan. These awards, in addition to certain of Mr. Henry’s equity awards granted pursuant to the Company’s 2020 Plan, relate to Mr. Henry’s service as a non-employee director before he joined us as our Chief Executive Officer. For more information on these awards, see the Summary Compensation Table for Fiscal Years 2022, 2021 and 2020.
Potential Payments upon Involuntary Termination or Change in Control
Compensation and Benefits(1)	Involuntary Termination ($)	Involuntary Termination On or Within 12 Months Following Change In Control ($)
Christian O. Henry Salary Performance-based cash bonus Equity acceleration(2) Health care benefits Total	1,005,000 — 428,474 46,332 1,479,806	1,005,000 670,000 4,619,971 46,332 6,341,303
Susan G. Kim Salary Performance-based cash bonus Equity acceleration(2) Health care benefits Total	443,000 — — — 443,000	443,000 221,500 979,351 — 1,643,851

Compensation and Benefits(1)	Involuntary Termination ($)	Involuntary Termination On or Within 12 Months Following Change In Control ($)
Mark Van Oene Salary Performance-based cash bonus Equity acceleration(2) Health care benefits Total	567,000 — — 30,888 597,888	567,000 340,200 5,102,275 30,888 6,040,363
Jeff Eidel Salary Performance-based cash bonus Equity acceleration(2) Health care benefits Total	438,000 — — 30,888 468,888	438,000 219,000 2,562,000 30,888 3,249,888

(1)
Mr. Fromen did not receive any severance in connection with his termination of employment in May 2022, and consequently has been omitted from the table above.

(2)
Includes vesting acceleration of shares of the Company’s common stock subject to options and stock awards. (i) Amounts for shares subject to options are calculated as the intrinsic value per option, meaning the product of (x) the number of shares subject to the options that become immediately vested upon (1) an involuntary termination or (2) an involuntary termination on or within 12 months following a change in control, and (y) the excess, if any, of the closing price of a share of the Company’s common stock on December 30, 2022, which was $8.18 per share, over the per share exercise price of the option. (ii) Stock awards consist of RSUs. The value of stock awards was calculated as the product of (x) the number of shares subject to the stock award that become immediately vested upon (1) an involuntary termination or (2) an involuntary termination during a change in control period of the Company, and (y) the closing price of $8.18 for a share the Company’s common stock on December 30, 2022. Amounts shown also represent the intrinsic value of the options and value of stock awards that accelerate vesting upon a change in control of the Company in the event that a successor corporation refuses to assume or substitute for such awards in connection with such change in control.

Pay Versus Performance
Our compensation programs are designed to align compensation with business objectives and our financial performance, and to attract, retain, motivate, focus, and reward executives in order to enhance our long-term growth and profitability, foster stockholder value creation, and align executives’ interests with those of our stockholders.
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationships between compensation actually paid to our named executive officers and company performance. In this section, we refer to compensation actually paid (“CAP”) and other terms used in the applicable SEC rules. For information concerning our compensation philosophy, refer to “Compensation Discussion and Analysis” above.

Pay Versus Performance Table
Year	Reported Summary Compensation Table (“SCT”) Total for PEO 1	Compensation Actually Paid to PEO 1(2)	Reported Summary Compensation Table Total for PEO 2	Compensation Actually Paid to PEO 2(2)	Average Reported Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)	Value of Initial Fixed $100 Investment(1)		Net Income (in millions)	Company Selected Measure: Revenue (in millions)(5)
							Company Total Shareholder Return	Peer Group Shareholder Return(4)
2022	$6,616,251	$(13,137,692)	N/A	N/A	$4,472,247	$(842,693)	$159	$114	$(314.2)	$128.3
2021	$2,866,931	$(6,449,458)	N/A	N/A	$11,099,491	$6,128,515	$398	$126	$(181.2)	$130.5
2020	$12,478,770	$51,604,237	$1,717,050	$8,398,519	$1,855,694	$4,749,166	$505	$126	$29.4	$78.9

(1)
Total shareholder return is calculated by assuming that a $100 investment was made on at the close of trading on December 31, 2019 and reinvesting all dividends until the last day of each reported fiscal year.

(2)
The SEC rules require that certain adjustments be made to the Summary Compensation Table totals to determine CAP, as reported in the Pay versus Performance table above. The following table details the applicable adjustments that were made to determine CAP.

Year	Executives	SCT Total	Deduct SCT Stock & Option Awards	Add Year-End Value of Unvested Awards Granted in Year(a)	Add Change in Value of Unvested Awards Granted in Prior Years(a)	Add Fair Value of Vested Awards Granted in Year(a)	Add Change in Value of Vested Awards Granted in Prior Years(a)	Deduct Fair Value of Forfeited Awards in Year(a)
2022 2022	PEO 1	$6,616,251	$(5,517,997)	$3,572,661	$(11,593,565)	$485,101	$(6,700,144)	$0
	Non-PEO NEOs*	$4,472,247	$(3,944,226)	$2,962,458	$(2,161,553)	$141,415	$(1,075,233)	$(1,237,802)
2021 2021	PEO 1	$2,866,931	$(1,448,052)	$574,247	$(8,880,638)	$94,868	$343,184	$0
	Non-PEO NEOs*	$11,099,491	$(10,246,763)	$5,818,159	$(603,005)	$25,851	$34,783	$0
2020 2020 2020	PEO 1	$12,478,770	$(11,835,900)	$50,961,367	$0	$0	$0	$0
	PEO 2	$1,717,050	$(551,250)	$3,891,000	$592,015	$1,945,500	$1,061,203	$(257,000)
	Non-PEO NEOs*	$1,855,694	$(1,535,473)	$4,481,588	$138,827	$0	$(8,737)	$(182,732)

*
Presented on an averaged basis

(a)
For purposes of the adjustments to determine “compensation actually paid”, we computed the fair value of equity awards as of each measurement date using valuation assumptions and methodologies (including expected term, volatility, dividend yield and risk-free interest rates) that are consistent with those used to estimate fair value at grant under U.S. GAAP. The valuation assumptions used to calculate option fair values differed materially from those disclosed at the time of grant in the following ways:

•
Risk-free rates range from 0.13% to 4.42% for the pay-versus-performance valuations versus a range of 0.28% to 3.66% for grant-date valuations. The risk-free rates differed due to macroeconomic changes between the grant date and valuation dates.

•
The expected option term estimates range from 2.17 years to 8.71 years for the pay versus performance valuations versus 4.6 years and 6.10 for the grant date valuations. The expected term changed from the grant date to incorporate the passage of time in the awards’ life and by the degree to which the option was in or out of the money.

•
The volatilities range from 60.45% to 92.45% for the pay versus performance valuations versus 67.00% – 75.45% for grant date valuations. The volatility differed due to macroeconomic changes in the market for our common stock between the grant date and valuation dates.

•
The stock price on the valuation date ranged from $2.80 to $50.32 for the pay versus performance valuations versus $2.45 to $46.37 for grant date valuations.

All other valuation assumptions are not materially different from the grant-date assumptions and there were no changes in calculation methodology. For additional details on the valuation assumptions used at grant, see Note 10. “Stockholders’ Equity” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
(3)
The NEOs for each applicable year are:

•
2022:   PEO: Christian O. Henry. Non-PEO NEOs: Susan Kim, Mark Van Oene, Jeff Eidel, and Peter Fromen. Mr. Fromen resigned from his role as Chief Commercial Officer effective May 20, 2022. Mr. Eidel was appointed as Chief Commercial Officer effective August 16, 2022.

•
2021:   PEO: Christian O. Henry. Non-PEO NEOs: Susan Kim, Mark Van Oene, Peter Fromen, and Denis Zaccarin. Dr. Zaccarin ceased to serve as an executive officer after January 8, 2021. Mr. Van Oene was appointed as Chief Operating Officer, and Mr. Fromen was appointed Chief Commercial Officer, effective January 8, 2021.

•
2020:   PEO 1: Christian O. Henry. PEO 2: Michael Hunkapiller. Dr. Hunkapiller stepped down from his role as Chief Executive Officer and President effective September 14, 2020. Non-PEO NEOs: Susan Kim, Susan Barnes, and Denis Zaccarin. Ms. Barnes retired from her role as Executive Vice President and Chief Financial Officer effective August 7, 2020. Mr. Henry was appointed as President and Chief Executive Officer effective September 14, 2020, and Ms. Kim was appointed as Chief Financial Officer effective September 28, 2020.

(4)
The peer group used for relative TSR is the Nasdaq Biotechnology Index, which is the same peer group we use for the stock performance graph included in this proxy statement pursuant to Item 201(e) of Regulation S-K.

(5)
The company-selected measure is revenue, as described above in “Compensation Discussion and Analysis.” Revenue means all GAAP-based revenue as reflected in our audited financial statements.

Most Important Financial Performance Measures
The financial performance measures listed below represent the most important financial performance measures that were used to determine the compensation actually paid to our NEOs in 2022. No other financial performance measures were used to determine compensation actually paid to our named executive officers for 2022.
Most Important Financial Performance Measures
Revenue
Non-GAAP Gross Margin
Adjusted EBITDA
Relationship Between Compensation Actually Paid (CAP) and Performance Measures
The Pay versus Performance table above and graphs below demonstrate that our executives’ CAP is aligned with our corporate performance over time. Specifically:
•
PEO and Non-PEO NEOs’ pay is strongly aligned with revenue. Each year, PEO and NEO CAP generally fluctuated with our revenue.

•
Our revenue, which increased from $78.9 million in 2020 to $128.3 million in 2022, moved in conjunction with PEO and Non-PEO NEOs’ CAP.

PacBio’s TSR has either tracked with or outperformed the TSR of the Nasdaq Biotechnology Index peer group year-over-year, with strong outperformance in 2022.

Pay versus Performance: Total Shareholder Return (TSR)
CAP ($mil) TSR ($)
600
500
400
300
200
100
0
-100
2020
2021
2022
PEO 1 CAP
PEO 2 CAP
Avg. Non-PEO NEO CAP
PacBio TSR
Peer Group TSR

Equity Compensation Plan Information
The following table presents information about the Company’s equity compensation plans as of December 31, 2022 (in thousands, except price data):
Plan category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (#)
Equity compensation plans approved by security holders(2)	18,519,495(3)	8.03	28,109,043
Equity compensation plans not approved by security holders(4)	4,891,855	20.59	738,731
Total equity compensation plans	23,411,350	10.50	28,847,774

(1)
Represents the outstanding options’ weighted-average exercise price and does not take into account the shares issuable upon vesting of outstanding performance stock units or restricted stock units, which do not have an exercise price.

(2)
Includes the following plans: the 2020 Plan, the Company’s 2010 Equity Incentive Plan (the “2010 Plan”), the 2010 Director Plan and the 2010 Employee Stock Purchase Plan (“ESPP”). The 2020 Plan

was approved by stockholders on August 4, 2020 and reserved 11,000,000 shares of the Company’s common stock for issuance pursuant to equity awards granted under the 2020 Plan. An amendment to the 2020 Plan was approved by stockholders on May 25, 2022 and reserved an additional 18,000,000 shares of the Company’s common stock for issuance pursuant to equity awards granted under the 2020 Plan. The 2010 Plan, the 2010 Director Plan and the ESPP were adopted upon the effectiveness of our initial public offering in October 2010. The 2010 Plan and the 2010 Director Plan expired as to new grants on July 29, 2020. Purchase periods under the ESPP were terminated after the completion of the purchase period ended March 1, 2019 in connection with our proposed merger. However, we began offerings under the ESPP again starting with the offering period on March 2, 2020. Our ESPP provides that the number of shares available for issuance thereunder will be increased in an amount equal to the least of (i) 4,000,000 shares of Common Stock, (ii) two percent (2%) of the outstanding shares of Common Stock on such date, or (iii) an amount determined by the Administrator (as defined in the ESPP) at the beginning of each calendar year. Pursuant to this provision, an additional 4,000,000 shares became issuable. The 4,000,000 shares that became available on January 1, 2023 are not reflected in the table above.
(3)
Includes 18,519,495 shares subject to options and RSUs that were outstanding as of December 31, 2022 that were issued under the 2020 Plan, the 2010 Plan, and the 2010 Director Plan.

(4)
Consists of the Inducement Plan and the Omniome Equity Incentive Plan of Pacific Biosciences of California, Inc. (the “Omniome Plan”). In connection with the merger agreement dated as of July 19, 2021, pursuant to which Omniome, Inc. became a wholly owned subsidiary of the Company, the Omniome Plan reserved 643,085 shares of the Company’s common stock subject to outstanding unvested options assumed by the Company, as adjusted based on the exchange ratio and converted into unvested options to purchase shares of the Company’s common stock in accordance with such merger agreement, and 1,851,043 shares of the Company’s common stock available for future issuance under the Omniome Plan. On December 2, 2020, the Board of Directors adopted the Inducement Plan, which was adopted by our Board of Directors under an exception to the Nasdaq Listing Rules’ stockholder approval requirement for the issuance of securities with regard to grants to employees of the Company or its subsidiaries as an inducement material to such individuals entering into employment with the Company or its subsidiaries, and reserved 2,500,000 shares of the Company’s common stock for issuance pursuant to equity awards granted under the Inducement Plan. On April 18, 2021 and November 22, 2021, the Board of Directors amended the Inducement Plan to reserve an additional 750,000 and 360,000 shares, respectively.

Chief Executive Officer Pay Ratio
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our employees, excluding our Chief Executive Officer (the employee whose compensation was such median, the “median employee”). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933.
In 2022, there were no material changes to our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our Chief Executive Officer pay ratio disclosure. Therefore, we used our median employee identified in 2021 as the median employee to calculate this year’s pay ratio.
Last year, to identify the median employee, we examined the 2021 total cash and equity compensation using payroll and equity plan records for January 1, 2021 through December 31, 2021 for all full-time, part-time, temporary and seasonal employees, excluding our Chief Executive Officer. Wages were annualized for full-time employees that were not employed by us for the entire calendar year, but wages were not annualized for part-time, temporary and seasonal employees. Other than the foregoing, we did not make any assumptions, adjustments or estimates with respect to our employees’ total cash and equity compensation and used this consistently applied compensation measure to identify our median employee. This approach to identifying our median employee has remained consistent with prior years.
This year, we calculated the median employee’s annual total compensation using the same SEC rules we use for calculating the annual total compensation of our NEOs, as set forth in the Summary Compensation Table above.

In 2022, the annual total compensation of our median employee was $232,626, and our Chief Executive Officer’s annual total compensation was $6,616,251 using the amount reported in the “Total” column of our Summary Compensation Table for 2022. The resulting ratio of the total annual compensation of our Chief Executive Officer to our median employee was approximately 28:1.
The pay ratio was calculated in accordance with SEC rules based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to the Company’s pay ratio as disclosed above.

AUDIT COMMITTEE REPORT
The following audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.
Our Audit Committee is composed of “independent” directors, as determined in accordance with Nasdaq Stock Market’s Rules and Rule 10A-3 of the Exchange Act. The Audit Committee has certain duties and powers as described in its charter adopted by the Board of Directors. A copy of the charter can be found on our website at www.pacb.com.
As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing the independent auditor’s qualifications and independence, the performance and scope of independent audit procedures performed on our financial statements and internal control, and management’s process for assessing the adequacy of our system of internal control.
Management is responsible for preparation, presentation, and integrity of our financial statements as well as our financial reporting process, accounting policies, internal control over financial reporting, and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee has:
•
reviewed and discussed our audited consolidated financial statements with management and Ernst & Young LLP, our independent auditors;

•
discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, and the Securities and Exchange Commission;

•
received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the auditors their independence; and

•
discussed with Ernst & Young LLP critical audit matters included in their audit opinion.

In addition, the Audit Committee has regularly met separately with management and with Ernst & Young LLP and further to the matters specified above, had discussed with Ernst & Young LLP the overall scope, plans, and estimated costs of its audits. The Audit Committee met with Ernst & Young LLP periodically to discuss the results of their examinations, the overall quality of our financial reporting, and their reviews of the quarterly financial statements.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission.
Members of the Audit Committee
Randy Livingston (Chair)
Marshall Mohr
John F. Milligan, Ph.D.

OTHER INFORMATION
Stockholder Proposals
Stockholder Proposals for 2024 Annual Meeting
The Corporate Governance and Nominating Committee has a policy regarding the consideration of director candidates (the “Stockholder Nomination Policy”). Under the Stockholder Nomination Policy, the Corporate Governance and Nominating Committee will consider recommendations for candidates to the Board of Directors from stockholders holding at least five percent (5%) of the Company’s common stock continuously for at least twelve (12) months prior to the date of the submission of the recommendation.
The submission deadline for stockholder proposals to be included in our proxy materials for the 2024 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is December 15, 2023 except as may otherwise be provided in Rule 14a-8. All such proposals must be in writing and received by our Corporate Secretary at Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, CA 94025 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2023 annual meeting of stockholders. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.
Advance Notice Procedure for 2024 Annual Meeting
Under our bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of the Board of Directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our bylaws as in effect from time to time. For the 2024 annual meeting of stockholders, a stockholder notice must be received by our Corporate Secretary at Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, CA 94025, no earlier than January 25, 2024 and no later than February 24, 2024. However, if the 2024 annual meeting of stockholders is changed by more than 25 days from the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to such annual meeting of stockholders, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. In addition to satisfying the requirements of the bylaws, such notice must also comply with Rule 14a-19 under the Exchange Act. Please refer to the full text of our advance notice bylaw provisions for additional information and requirements. A copy of our bylaws has been filed with our annual report on Form 10-K for the year ended December 31, 2022 and may be obtained by writing to our Corporate Secretary at the address listed above.
2022 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2022 are included in our 2022 annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy statement and our 2022 annual report are posted on our website at www.pacb.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2022 annual report without charge by sending a written request to Investor Relations, Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, CA 94025.
By Order of the Board of Directors
Menlo Park, California
April 13, 2023

Annex A
Reconciliation of Non-GAAP Measures
Non-GAAP Financial Measures
We believe that presenting certain non-GAAP measures by excluding or including certain items can be helpful to investors and analysts who may wish to use some or all of this information to analyze the Company’s current performance, prospects, and valuation. We use this non-GAAP information internally to evaluate operating performance and to formulate the budget for future periods. We believe that the non-GAAP measures and metrics discussed below are appropriate for evaluating our performance for compensation-related purposes.
Non-GAAP Gross Profit
Non-GAAP Gross Profit is defined as total revenue less cost of revenues, amortization of intangible assets associated with revenue generating activities, and loss on purchase commitments. All other expense categories, including amortization of other intangibles inventory fair value adjustments, are considered by management to be general and administrative in nature. By excluding certain of these expenses we consider this to be a non-GAAP financial measure that may not be comparable to those of others in its industry. We believe that non-GAAP gross profit amounts can provide investors with useful insight into the Company’s core operating performance before indirect costs that are general and administrative and/or unusual in nature. Set forth below is a reconciliation of Gross Profit to non-GAAP Gross Profit for the year ended December 31, 2022 (in thousands):
Gross profit	$49,035
Amortization of intangible assets	733
Non-GAAP gross profit	$49,768
We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. GAAP revenue for the year ended December 31, 2022 was $128.3 million.
Non-GAAP Operating Loss
We exclude certain non-recurring and/or non-cash items to calculate our non-GAAP operating loss, which include amortization of intangible assets and changes in fair value measurements. We believe that non-GAAP operating loss can be a useful financial metric in understanding our earnings from operations. Non-GAAP operating loss is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP.
Adjusted EBITDA
Adjusted EBITDA is defined as non-GAAP operating loss further adjusted to exclude certain non-cash charges. We believe that Adjusted EBITDA can be a useful financial metric in assessing our historical operating performance from period to period by excluding certain items that we believe are not representative of our core business.
Set forth below is a reconciliation of our net loss to Adjusted EBITDA for the period ended December 31, 2022 (in thousands):
Net (loss) income	$(314,248)
Interest expense on borrowings	14,690
Depreciation	9,480
Amortization of intangible assets	913
Share-based compensation	78,613
Change in fair value of contingent consideration	2,377
Other income, net	(7,638)
Adjusted EBITDA	$(215,813)

A-1

SCAN TOVIEW MATERIALS & VOTE PACIFIC BIOSCIENCES OF CALIFORNIA, INC. 1305 O'BRIEN DRIVEMENLO PARK, CA 94025 VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/PACB2023You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN
BLUE OR BLACK INK AS FOLLOWS: V04224-P91306 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PACIFIC BIOSCIENCES OF CALIFORNIA, INC.The Board of Directors recommends you vote FOR the following: 1. Election of DirectorsNominees: For Against Abstain 1a. Christian O. Henry1b. John F. Milligan, Ph.D. 1c. Lucy Shapiro, Ph.D. The Board of Directors recommends you vote FOR the following proposals:For2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023.!3.To approve, on an advisory basis, the compensation of our named executive officers.!Against!!Abstain!!The Board of Directors recommends you vote FOR EVERY 3 YEARS on the following proposal:1 Year 2 Years3 YearsAbstain4.To approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers.!!!!The Board of Directors makes no recommendation regarding your vote on the following proposal, and proxy cards returned without making specific instructionsForwill be voted ABSTAIN:AgainstAbstain5.To approve, on an advisory basis, a proposal regarding the retention of the classified structure of our Board of Directors.!!!NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

V04225-P91306

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.
Annual Meeting of Stockholders
May 24, 2023, 9:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Christian O. Henry, Susan G. Kim, Brett Atkins and Michele Farmer, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of PACIFIC BIOSCIENCES OF CALIFORNIA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM PDT on May 24, 2023, as a virtual meeting via live webcast on the Internet, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the individuals named in Proposal 1, FOR on Proposals 2 and 3, FOR EVERY 3 YEARS on Proposal 4, and ABSTAIN on Proposal 5.

Continued and to be signed on reverse side